Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF TPHGREENWICH HOLDINGS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (together with the schedules and exhibits attached hereto and as amended and/or restated from time to time, this “Agreement”) of TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company (the “Company”), is dated as of the 14th day of February, 2024 (the “Effective Date”), by and between TPHS INVESTOR LLC, a Delaware limited liability company (“Investor Member”), as a member and as the initial Manager, and TRINITY PLACE HOLDINGS INC., a Delaware corporation, as a member (“TPH Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, Del Code, title 6, Sections 18-101, et. seq., as amended from time to time (the “Act”) by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on January 21, 2015 (as amended or amended and restated from time to time, the “Certificate”);

WHEREAS, the TPH Member, as the sole member of the Company, executed that certain Limited Liability Company Agreement of the Company dated as of February 9, 2015 (the “Original Agreement”);

WHEREAS, pursuant to that certain Assignment and Assumption of Limited Liability Company Interests, dated as of the date hereof (the “Assignment and Assumption Agreement”), the TPH Member transferred a five percent (5%) limited liability company interest in the Company to the Investor Member;

WHEREAS, the Members (as hereinafter defined) wish to set out their respective rights, obligations and duties regarding the Company and its assets and liabilities; and

WHEREAS, the Members hereto now desire to amend and restate in its entirety the Original Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; FORMATION; NAME

Section 1.1.Definitions .  Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Schedule B attached hereto.

Section 1.2.Formation and Operation of the Company .  The Company has been formed as a limited liability company pursuant to the Act.  The Investor Member shall be admitted to the Company as a member of the Company upon the execution and delivery of a counterpart signature page to this Agreement by the Investor Member and shall be appointed as the Manager of the Company as of the date hereof.

Section 1.3.Name .  The name of the Company shall be “TPHGreenwich Holdings LLC”, and all business of the Company shall be conducted under that name or under any other name as the Manager may determine from time to time; provided, however, that the words “Limited Liability Company” or the initials “L.L.C.” or “LLC” shall be included in the name where necessary.

Section 1.4.Certificate of Formation .  The Company shall exist under and shall be governed by the Act and this Agreement.  The Certificate has been filed in the appropriate office of the Secretary of State of the State of Delaware.  If necessary in the future, the Manager, as the designated “authorized person” within the meaning of the Act, shall execute such further documents (including amendments to the Certificate) and take such further action as shall be appropriate to comply with the requirements of law for the formation and operation of a limited liability company pursuant to the laws of the State of Delaware and to qualify the Company to do business in such other state in which the Company may elect to do business.  Amanda Grimes is hereby designated as an “authorized person”, within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware, and each action taken by said designated “authorized person” prior to the Effective Date in furtherance of the execution, delivery and filing of the Certificate is hereby ratified and confirmed by the Manager and the Members.  Upon the filing of the Certificate with the Secretary of State of the State of Delaware, the powers of Amanda Grimes as an “authorized person” ceased and the Manager thereupon became the designated “authorized person”.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in accordance with the Act.

Section 1.5.Nature of the Company.

Section 1.5.1.Formation for Limited Purpose.  The Company shall be a limited liability company formed only for the purpose specified in Article II, and this Agreement shall not be deemed to create an agreement among the Manager or the Members with respect to any activities whatsoever other than the activities within the business purposes of the Company as specified in Article II.

Section 1.5.2.Limited Power of Manager and Members to Bind Company; Limited Liability of Manager, Members, and the Company.  Neither the Manager nor any Member shall have any power to bind the Company or the Manager or any other Member, as applicable, except as specifically provided in this Agreement.  None of the Manager, or any Member shall be responsible for any indebtedness or obligation of any other Member or the Manager, as applicable, incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness or obligations incurred pursuant to, and as limited by, the terms of this Agreement.  The Company shall not be responsible for any indebtedness or obligation of any Member or the Manager, as applicable, incurred either before or after the execution of this Agreement.

Section 1.5.3.Assets of Company Owned by Company.  The Assets shall be owned directly or indirectly by the Company as an entity, and no Member or the Manager individually shall own any interest in the Assets.

Section 1.5.4.Manager Does Not Have Ownership Interest.  The Manager shall not, by virtue of its appointment as the manager hereunder, have any ownership interest in the Company.

Section 1.6.Further Assurances.  Each Member agrees to take such further actions and to furnish to the Manager such further information and to execute such further instruments as are reasonably requested by the Manager in connection with the furtherance of Company business.

ARTICLE II

PURPOSE; TERM

Section 2.1.Purpose.

(a)The purpose of the Company is, to (i) directly or indirectly, acquire, own, hold, finance and sell the Assets, and in connection therewith, to sell, assign, transfer, manage, develop, operate, lease, hypothecate, pledge or otherwise deal with all or any part of the Assets, (ii) own and hold one hundred percent (100%) of the direct or indirect membership, partnership or other interests in the Subsidiary Companies (the “Subsidiary Interests”), and in connection therewith, to sell, assign, transfer, operate, lease, hypothecate, pledge or otherwise deal with such Subsidiary Interests, and (iii) act as the member, managing member, partner, manager or stockholder of the Subsidiary Companies (as applicable) and in connection therewith cause the Subsidiary Companies to assign, transfer, operate, manage, hypothecate, pledge, sell and otherwise deal with the Subsidiary Company Assets (including, without limitation, the Property) owned by such Subsidiary Company.  In furtherance of the foregoing purposes and businesses, the Company, and the Manager on behalf of the Company, shall have and exercise all of the powers now or hereafter conferred under the laws of the State of Delaware on limited liability companies formed under such laws and may do any and all things necessary or incidental to such purposes or businesses.

Section 2.2.Term .  The Company shall have a term commencing on the Effective Date and continuing in perpetuity, unless the Company is dissolved earlier pursuant to Section 9.1 (the “Term”).

ARTICLE III

PRINCIPAL OFFICE; REGISTERED AGENT

Section 3.1.Principal Office .  The principal office of the Company shall be located at the address set forth on Schedule 3.1 attached hereto.  The Manager shall be responsible for maintaining at the Company’s principal place of business any records required to be maintained by the Act and by this Agreement.  The Manager may change the principal office of the Company from time to time.

Section 3.2.Registered Office and Agent .  The address of the registered office of the Company for service of process on the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington (New Castle County), Delaware 19808, and the name of the registered agent of the Company at such address is Corporation Service Company.  The Manager may change the registered office or registered agent of the Company from time to time in accordance with the Act.

ARTICLE IV

DESCRIPTION OF THE TRANSACTION

Section 4.1.Stock Purchase Agreement .  Pursuant to the Stock Purchase Agreement and the Assignment and Assumption Agreement, the TPH Member agreed to assign to the Company, and the Company agreed to acquire from the TPH Member, the Assigned Interest.

Section 4.2.Matters Occurring Concurrently with the Effective Date .  The parties acknowledge that the following matters are occurring concurrently with the Effective Date:

(a)the Company is executing and delivering (or causing the applicable Subsidiary Company to execute and deliver) an amendment to the Subsidiary Company Operating Agreement of the applicable Subsidiary Company substantially in the form attached hereto as Schedule 4.2(a);

(b)the Company is acquiring the Assigned Interests pursuant to the terms of the Stock Purchase Agreement and the Assignment and Assumption Agreement;

(c)the Company is assuming the Investor Member Affiliate Holdco Loan and all obligations of the “borrower” under the Investor Member Affiliate Holdco Loan Documents, and the TPH Member and any of its subsidiaries that are not owned by the Company are being released from all obligations, in the case of the TPH Member, pursuant to and in accordance with that certain Borrower Assignment and Assumption Agreement, dated as of the Effective Date, by and among the TPH Member, as assignor, the Company, as assignee, and TPHS Lender LLC, as administrative agent under the Investor Member Affiliate Holdco Loan Documents (in such capacity, the “Existing Agent”), and, in the case of any of the TPH Member’s subsidiaries not owned by the Company (the “Released Guarantors”), pursuant to and in accordance with that certain Guarantor and Collateral Release Agreement, dated as of the Effective Date, by the Existing Agent and TPHS Lender LLC, as lender, in favor of the Released Guarantors;

(d)the Members are making their respective Initial Capital Contributions to the Company in accordance with Article V;

(e)the Company and the TPH Asset Manager are entering into the TPH Management Agreement;

(f)TPHGreenwich Owner LLC is executing and delivering certain amendments to the 77 Greenwich Mortgage Loan Documents each in form and substance approved by the Company prior to the Effective Date;

(g)TPHGreenwich Subordinate Mezz LLC is executing and delivering certain amendments to the Investor Member Affiliate 77 Greenwich Mezz Loan Documents each in form and substance approved by the Company prior to the Effective Date;

(h)470 4th Avenue Fee Owner, LLC is executing and delivering certain amendments to the 237 11th Mortgage Loan Documents each in form and substance approved by the Company prior to the Effective Date;

(i)470 4th Avenue Owner, LLC  is executing and delivering certain amendments to the 237 11th Mezz Loan Documents each in form and substance approved by the Company prior to the Effective Date; and

(j)Each applicable Investor Member Guaranty Party is executing and delivering the 77 Greenwich Mortgage Loan Guaranty, the 77 Greenwich Mortgage Loan Environmental Indemnity, the 237 11th Mortgage Loan Guaranty and the 237 11th Mezz Loan Guaranty.

ARTICLE V

CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS

Section 5.1.Capital Contributions.

Section 5.1.1.Initial Capital Contributions .  Concurrently with the Effective Date:

(a)The Investor Member shall be deemed to have made a capital contribution to the Company (such capital contribution, the “Investor Member Initial Capital Contribution”) in the amount set forth on Schedule A attached hereto.

(b)the TPH Member shall be deemed to have made a capital contribution to the Company (the “TPH Member Initial Capital Contribution”) in the amount set forth on Schedule A attached hereto.

Section 5.1.2.Additional Capital Contributions.

(a)The Manager may, from time to time, call upon each Member to make additional cash capital contributions to the Company, pro rata to each Member’s Percentage Interest in such amount as the Manager determines is reasonably required to satisfy the capital needs of the Company and the Subsidiary Companies (each, an “Additional Capital Contribution”), including, without limitation, for purposes of funding any amounts payable to the applicable Third Party Lender in connection with the extension of the maturity date under the 77 Greenwich Mortgage Loan.  The Manager shall do so by delivering to each Member a notice (“Capital Call Notice”; the date of the Capital Call Notice is referred to herein as the “Capital Call Notice Date”) setting forth (i) the total of all Additional Capital Contributions the Members are being called to make, (ii) the date by which such Additional Capital Contribution shall be made to the Company (such date, the “Capital Contribution Date”), which date shall not be sooner than ten (10) days after the Capital Call Notice Date, and (iii) the Additional Capital Contribution to be paid by the Member to which the notice is addressed, which shall equal the product of (x) the aggregate Additional Capital Contributions times (y) such Member’s Percentage Interest as of the Capital Call Notice Date.  Notwithstanding anything herein to the contrary, (A) subject to clause (D) below, each Member shall have the right, but not the obligation, to make an Additional Capital Contribution in the amount set forth in the applicable Capital Call Notice or in such other amount as the applicable Member elects to make in its sole discretion, (B) if a Termination For Cause has occurred, at the Manager’s discretion, such Additional Capital Contribution may be called solely from the Investor Member, (C) provided no Termination For Cause has occurred, the Manager shall not request an Additional Capital Contribution from the Members pursuant to this Section 5.1.2(a) (but, for the avoidance of doubt, shall be permitted to cause the Company and/or any Subsidiary Company to enter into Additional Company Debt Financing pursuant to Section 5.1.2(b) at all times) for the period commencing on the Effective Date and ending on the one (1) year anniversary of the Effective Date and (D) in the case of any Additional Capital Contribution made in accordance with Section 11.5, no Capital Call Notice shall be required, such Additional Capital Contribution shall be made solely by the Investor Member and clause (A) of this Section 5.1.2 shall not apply.

(b)Without limiting any rights of the Manager pursuant to Section 5.1.2(a), the Manager shall have the right, in its sole discretion and without the consent or approval of any other Member, to cause the Company and/or any Subsidiary Company to borrow from time to time from the Investor Member, any Affiliate of the Investor Member or any third party, any amounts that would otherwise be covered by a Capital Call Notice pursuant to Section 5.1.2(a), in lieu of requesting an Additional Capital Contribution from the Members (each such borrowing shall be referred to as “Additional Company Debt Financing”).  The economic and other terms of any such Additional Company Debt Financing shall be consistent with the then-current market for debt financing having the same purpose as the then-applicable proposed Additional Company Debt Financing, in each case, as reasonably determined by the Manager; provided that a third party finance broker reasonably selected by the Manager (the “Finance Broker”) has confirmed in writing (which may be in the form of an email) that such terms are “market” prior to the incurrence of such Additional Company Debt Financing.  Notwithstanding the foregoing, (i) any Additional Company Debt Financing required for the 77 Greenwich Property shall be on the same general economic terms as the Investor Member Affiliate 77 Greenwich Mezz Loan and (ii) any Additional Company Debt Financing required in connection with the 237 11th Litigation shall have an all-in interest rate that does not exceed fifteen percent (15%) per annum for the first $1,000,000 of 237 11th Financing costs incurred after the date hereof by the Company or the applicable Subsidiary Company.  The Manager shall have the sole right, without the approval of any other Member, to cause the Company or the applicable Subsidiary Company to execute and deliver all of the documents evidencing, securing or otherwise memorializing any Additional Company Debt Financing, in each case, provided that such documents reflect the applicable terms provided herein and are otherwise on commercially reasonable third-party terms.  For the avoidance of doubt, the TPH Member and its Affiliates may provide introductions to potential sources of capital to the Manager and/or the Finance Broker (it being agreed that the Company shall not be obligated to enter into any transaction with any such potential sources of capital).  Without limiting in any manner the Manager’s right to request Additional Capital Contributions pursuant to Section 5.1.2(a) or to cause the Company and/or any Subsidiary Company to enter into Additional Company Debt Financing pursuant to Section 5.1.2(b), the Manager agrees to take into consideration the amount of transfer taxes that may be payable by the Company and/or any Subsidiary Company as a result of the funding of any Additional Capital Contributions when determining whether to request that the Members fund an Additional Capital Contribution.

Section 5.1.3.Non-Funding Member; Inter-Member Loan.  If (a) a Member (the “Non-Funding Member”) elects not to fund its pro rata share of any Additional Capital Contribution and (b) the other Member (the “Funding Member”) elects to fund both the Funding Member’s and the Non-Funding Member’s pro rata share of such Additional Capital Contribution, the portion of such Additional Capital Contribution funded on behalf of the Non-Funding Member shall, at the Funding Member’s election in its sole and absolute discretion, be in the form of either (i) a Capital Contribution from the Funding Member to the Company in lieu of the Non-Funding Member (a “Disproportionate Contribution”) or (ii) a loan (an “Inter-Member Loan”) to the Non-Funding Member.  If the Funding Member elects to make an Inter-Member Loan to the Non-Funding Member, the Funding Member shall be deemed to have made an Inter-Member Loan to the Non-Funding Member in an amount equal to the amount of the Additional Capital Contribution that was not made by the Non-Funding Member.  Such Inter-Member Loan shall (x) bear interest at a fixed per annum rate equal to the lesser of (A) fifteen percent (15%) per annum and (B) the highest rate permitted by applicable law, which interest shall be compounded monthly, (y) be payable solely out of distributions that would otherwise be thereafter payable to the Non-Funding Member pursuant to Article VII or Article IX, or pursuant to any other provision of this Agreement and (z) notwithstanding the provisions of clause (y), be prepayable by the Non-Funding Member in whole or in part at any time, without premium or penalty.  All payments made on account of an Inter-Member Loan shall be allocated first, to any outstanding charges, second, to accrued interest and third, to repayment of principal.  The proceeds of any Inter-Member Loan shall be used by the Non-Funding Member solely to make its pro rata share of the applicable Additional Capital Contribution.  If the Funding Member elects to make a Disproportionate Contribution to the Company, then on the date of such Disproportionate Contribution by such Funding Member (1) the Capital Contributions of the Funding Member making such Disproportionate Contribution in lieu of the Non-Funding Member (for all purposes under this Agreement, including, without limitation, the making of computations under Article VII and Article IX) shall be deemed to be increased by an amount equal to one hundred percent (100%) of the Disproportionate Contribution and (2) the Percentage Interest of the Members shall be adjusted to take into consideration the increase in such Funding Member’s Capital Contributions (for all purposes under this Agreement, including, without limitation, the making of computations under Article VII and Article IX).  The parties acknowledge, for the avoidance of doubt, that this Section 5.1.3 shall be inapplicable with respect to any transaction contemplated by Section 5.1.2(b).

Section 5.1.4.Limited Liability of Members.

(a)Except as otherwise specifically provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Manager nor any Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a manager or member of the Company.  In addition, except as otherwise specifically provided herein, in no event shall any Member, by reason of its admission as a member of the Company, be obligated to fund any amount beyond the Initial Capital Contribution actually made by it pursuant to Section 5.1.1 and any Additional Capital Contribution actually made by it pursuant to Section 5.1.2 or be obligated to restore any negative Capital Account balance to the Company, whether before or after liquidation of the Company under Section 9.2 whether or not any Member has a positive Capital Account.

(b)The Manager and Members acknowledge and agree that the sole remedy of the Company and the other Members for the failure of a Member to make an Additional Capital Contribution pursuant to this Section 5.1 shall be as expressly set forth in this Section 5.1.  No Member or Manager, and no partner, employee, Affiliate, member, manager, principal (disclosed or undisclosed), shareholder, director or officer of any Member or Manager, shall have any personal liability to make such Additional Capital Contribution; provided, however, the Manager and Members agree that it shall be a condition precedent to the effectiveness of this Agreement that each Member shall be deemed to have made its Initial Capital Contribution concurrently with the execution and delivery hereof.

Section 5.1.5.Members Not Obligated to Make Any Capital Contributions; Manager Not Required to Make Any Capital Contributions.  The Members acknowledge that (a) none of the Members has by this Agreement made any commitment or obligation of any kind or nature to make any Capital Contributions, other than the Initial Capital Contributions (it being acknowledged that each Member shall have the right to determine not to fund any or all proposed Additional Capital Contributions for any reason or for no reason) and (b) the Manager shall not be required to make any capital contribution or other advance of funds to the Company.

Section 5.1.6.No Right to Return of Capital Contribution .  No Member shall have the right to withdraw from the Company or to demand a return of all or any part of its Capital Contribution during the Term of the Company and any return of any such Capital Contribution shall be made solely from the distributions pursuant to the provisions of Article VII and Article IX.

Section 5.2.Capital Accounts; Allocations; Other Tax Matters .  The establishment of Capital Accounts and all allocations of Profits and Losses (and items of income gain, loss, deduction, and credit therefor) shall be made in accordance with Schedule E attached hereto and made a part hereof.

Section 5.3.No Interest on Capital .  No interest shall be paid by the Company on any Capital Contributions.

Section 5.4.Percentage Interests .  As of the Effective Date, the Percentage Interest of a Member shall be the percentage interest of such Member set forth opposite the name of such Member under the heading “Percentage Interest” on Schedule A attached hereto and made a part hereof and if, pursuant to the definition of Percentage Interest, the Percentage Interests of the Members change, then the Manager is hereby authorized and shall have the right to amend Schedule A to reflect such change.  If the Percentage Interests of such Members are changed pursuant to the terms of this Agreement during any Fiscal Year, then the amount of all items allocable to such entire Fiscal Year which are to be credited or charged to, or which are to be distributed to, the Members for such entire Fiscal Year in accordance with their respective Percentage Interests shall be allocated between the portion of such Fiscal Year which precedes the date of such change (and, if there shall have been a prior change in such Fiscal Year, which commences on the date of such prior change) and the portion of such Fiscal Year which occurs on and after the date of such change (and, if there shall be a subsequent change in such Fiscal Year, which precedes the date of such subsequent change), based upon an interim closing of the books of the Company or such other permitted method selected by the Manager.

ARTICLE VI

EXPENSES; GUARANTY CLAIMS

Section 6.1.Reimbursement of Expenses.

(a)Except as set forth below in this Section 6.1, the Company shall not be required to reimburse the Manager for any expenses incurred in connection with its acting as manager hereunder.  All costs and expenses incurred by the Company in connection with the operations of the Company shall be paid by the Company, and the Manager shall be entitled to reimbursement by the Company for any costs and expenditures incurred by the Manager on behalf of the Company (and not on behalf of itself) which are made or incurred other than out of funds of the Company.  For the avoidance of doubt, any costs and expenses incurred by Manager on behalf of the Company (and not on behalf of itself) in connection with the 237 11th Litigation shall be paid by the Company or any applicable Subsidiary Company, and the Manager shall be entitled to reimbursement by the Company for any costs and expenditures made or incurred by the Manager on behalf of the Company (and not on behalf of itself) in connection with the 237 11th Litigation which are made or incurred other than out of funds of the Company.

(b)In the event any litigation is commenced against the Manager that arises out of the business of the Company, then the Company shall reimburse the Manager for its out-of-pocket expenses arising therefrom unless such litigation arises as a result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, in which event the Company shall not be obligated to so reimburse the Manager for such expenses; provided, however, in the event of litigation that is not between the Manager, on the one hand, and a Member or the Company, on the other hand, if the Manager disputes the determination that such litigation is the result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, then, pending the resolution by a court of competent jurisdiction of the issue of whether such litigation arose as a result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, the Company shall reimburse the Manager for its expenses arising out of such litigation; provided, further, that if a court of competent jurisdiction ultimately determines that such litigation arose as a result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, then the Manager shall repay to the Company any expenses reimbursed to the Manager by the Company as hereinabove provided.

Section 6.2.Reimbursement under Guaranties.

(a)Notwithstanding any other provision contained herein, the TPH Member shall be liable for any liability, loss, cost or expense (including, but not limited to, reasonable attorneys’ fees and expenses) (collectively, the “Carveout/EIA Losses”) which may be incurred from time to time by the Investor Member (or its Affiliate(s), including, without limitation, the Investor Member Guaranty Party) under any Non-Recourse Carveout Guaranty or Environmental Indemnity to the extent such Carveout/EIA Losses were caused solely by the acts or omissions of the TPH Member, the TPH Asset Manager or any of their respective Affiliates without the prior written consent of the Investor Member or any Affiliate of the Investor Member.

(b)Without duplication of clause (a) above, and notwithstanding any other provision contained herein, if the Investor Member (or any of its Affiliate(s), including, without limitation, the Investor Member Guaranty Party) makes a payment required under any Third Party Loan Guaranty (other than a Non-Recourse Carveout Guaranty or an Environmental Indemnity) provided to a Third Party Lender in connection with a Third Party Loan (each, a “Guaranty Payment”), the Investor Member shall be entitled to indemnification, contribution and reimbursement from the TPH Member, and the TPH Member agrees that it shall indemnify the Investor Member (and its Affiliate(s)) for, and contribute and reimburse to the Investor Member (and its Affiliate(s)), the amount of any Guaranty Payment to the extent that such Guaranty Payment is required (i) solely as a result of an act or omission of the TPH Member (or any of its Affiliates) occurring after the date hereof without the prior written consent of the Investor Member or any Affiliate of the Investor Member or (ii) as a result of any action or omission of the TPH Member (or any of its Affiliates) that arose or occurred prior to the date hereof, including, without limitation, any action or omission that results in a Guaranty Payment being payable under the 77 Greenwich Mortgage Loan Completion Guaranty or any Environmental Indemnity.  Any contribution payment required to be made by the TPH Member under this Section 6.2(b) shall be made by the TPH Member within ten (10) Business Days after written demand therefor by the Investor Member.  If the TPH Member fails to timely pay all or any portion of such contribution payment, the amount of such contribution payment that is not paid timely shall bear interest at a rate equal to five percent (5%) above the Prime Rate set forth in The Wall Street Journal from the expiration of such ten (10) Business Day period until paid in full to the Investor Member.

ARTICLE VII

DISTRIBUTIONS

Section 7.1.Distributions of Available Cash.

(a)During the period commencing on the Effective Date and ending upon the dissolution of the Company pursuant to the provisions of Article IX, the Manager shall cause the Company to make distributions of Available Cash in accordance with the provisions of this Article VII in the order of priority set forth on Schedule 7.1 attached hereto.

(b)Notwithstanding the foregoing provisions of this Section 7.1, in the event a Termination For Cause occurs, then, at the option of the Manager, the Percentage Distribution payable to the TPH Member under this Agreement shall be forfeited and any distributions that would otherwise have been made in respect thereof shall instead be distributed to the Investor Member; provided, however, the foregoing shall not limit any other right or remedy available to the Manager (or the Company or the Investor Member) at law or in equity (including, without limitation, injunctive or other equitable relief) as a result of the occurrence of such Termination For Cause.

Section 7.2.Timing and Amount of Distributions.  The Manager shall cause the Company to make distributions of Available Cash to the Members at such time or times as is determined by the Manager in its sole discretion.  Nothing contained in this Agreement shall in any manner be construed to imply that any Member has any claim or right whatsoever to require that distributions of Available Cash or distributions on winding up of the Company be made at any particular time or in any particular amount.  The Members further agree that in determining whether to make a distribution of such Available Cash or other distribution to the Members at any time, or in determining the amount of any Available Cash or other distribution, neither the Manager nor any Member shall have any fiduciary, or trustee or other obligation or duty to any Member other than a contractual obligation or duty pursuant to the terms of Section 7.1.

Section 7.3.Distributions for Indemnities.  Notwithstanding anything set forth in this Agreement to the contrary, (a) distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations of such Member under this Agreement and/or any other agreement delivered by such Member to the Company or any other Member, including, without limitation, any indemnity and/or contribution obligations of the TPH Member and any Affiliate thereof pursuant to the Stock Purchase Agreement and the TPH Management Agreement (collectively, the “TPH Other Agreement Obligations”), but in each case shall be deemed distributed to such Member for purposes of this Agreement, and (b) to the extent there are any outstanding TPH Other Agreement Obligations at the time any distribution of Available Cash is made pursuant to this Agreement, the Manager shall have the sole and absolute right to offset (or cause the Company to offset) any such TPH Other Agreement Obligations against any distributions that would otherwise be payable to the TPH Member in accordance with this Agreement, and any such amounts so offset shall be deemed distributed to the TPH Member for purposes of this Agreement.

Section 7.4.Distributions in Kind .  If any Assets shall be distributed in kind to the Members, such Assets shall be distributed to the Members entitled thereto, as tenants-in-common, in the same proportions in which such Members would have been entitled to cash distributions under Section 7.1 or as otherwise determined by the Manager.

Section 7.5.Limitations on Distributions .  No Member shall be entitled to demand and receive property other than cash in return for its Capital Contributions to the Company.  Notwithstanding any provision to the contrary contained in this Agreement, the Manager shall not be required to cause the Company to make a distribution of Available Cash to the Members if such distribution would violate the Act.

Section 7.6.Withholdings.

(a)The Manager shall (i) cause the Company to withhold from any distributions, any monetary payments provided in this Agreement or any allocations to the Members and (ii) pay over to any federal, state, local, or foreign government any and all amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law.  The Manager shall cause the Company to allocate any such withheld amounts to the Members, as applicable.  All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 7.6 for all purposes under this Agreement.

(b)If the Manager determines, in its sole discretion, that there is insufficient Available Cash to cause the Company to fund any amounts required to be paid to any federal, state, local, or foreign government pursuant to Section 7.6(a) on behalf of any Member, the Manager may call upon such Member to make a cash capital contribution to the Company in order to fund such amounts (any cash capital contribution that is contributed pursuant to this sentence being referred to as a “Withholding Capital Contribution”); provided, however, if a Member has funded a Withholding Capital Contribution any funds contributed through such Withholding Capital Contribution shall be solely for tax purposes and such funds shall not be deemed to be a capital contribution for any other purposes under this Agreement.  To the extent that any Member fails to make any capital contribution required to be made by such Member pursuant to this Section 7.6, any amounts to be withheld pursuant to this Section 7.6 shall be offset against any rights such Member may have to receive distributions or any other monetary payments provided in this Agreement.

Section 7.7.Intentionally Omitted.

Section 7.8.Treatment of Inter-Member Loans.

(a)In connection with the distribution of Available Cash, in the event there is an outstanding Inter-Member Loan to a Member pursuant to the provisions hereof, all distributions under this Article VII that would otherwise be payable to the Non-Funding Member shall be deemed distributed to the Non-Funding Member but will be paid instead to the Funding Member until the Inter-Member Loan has been paid in full.

(b)In the event that there is more than one Inter-Member Loan during the Term hereof which relate to separate Capital Call Notices, each such Inter-Member Loan shall be repaid based upon the relative priority of each such Inter-Member Loan (i.e., the oldest Inter-Member Loan shall be repaid in full first, with any subsequent Inter-Member Loans being repaid in the order same were advanced).

ARTICLE VIII

CONTROL AND MANAGEMENT

Section 8.1.Appointment and Responsibility of the Manager.  The Investor Member shall have the sole right to designate the Manager or replace a resigning Manager hereunder pursuant to Section 8.14.  Effective as of the Effective Date, the Investor Member has been designated as the Manager hereunder, to act as such, pursuant to the terms and conditions of this Agreement.  The Manager shall have the sole and exclusive right to manage, control and conduct the affairs of the Company and to do any and all acts on behalf of the Company (including the exercise of rights to elect to adjust the tax basis of the Assets and to revoke such elections and to make such other tax elections as the Manager shall deem appropriate); provided, however, (a) so long as a Termination For Cause has not occurred, the Manager shall not take any action or implement any decision on the matters set forth on Schedule C (collectively, the “Major Decisions”) without the prior written approval of the TPH Member (such approval not to be unreasonably withheld, conditioned or delayed and shall be deemed granted by the TPH Member if the Deemed Approval Requirements are satisfied) and (b) subject to Section 8.2 hereof, the Manager shall consult with the TPH Member with respect to any material modification to the Business Plan (it being acknowledged, for the avoidance of doubt, that the TPH Member’s consultation shall not constitute the right to approve such material modification).  Subject to the TPH Member’s rights with respect to Major Decisions and the express provisions of this Agreement, the Manager shall have the following powers and rights:

(a)the power and authority to bind the Company with respect to all affairs of the Company within the scope of purpose set forth in Article II; and

(b)the power and authority to execute and deliver any and all documents, contracts and agreements (including, without limitation, deeds and other conveyancing documents, notes, loan agreements, mortgages, pledges, guarantees and other financing documents, and leases and other leasing documents) on behalf of the Company.

Section 8.2.Authority of Manager .  Subject to the TPH Member’s rights with respect to Major Decisions and the express provisions of this Agreement, the Manager shall have all the rights and powers permitted under the applicable provisions of the Act.  Nothing herein contained shall impose any obligation on any Person or firm doing business with the Company to inquire as to whether or not the Manager has exceeded its authority in executing any contract, agreement, lease, mortgage, note, guaranty, loan agreement, pledge, security agreement or other evidence of indebtedness, deed, assignment, conveyance or other transfer instrument, or any other document or instrument of any kind or nature on behalf of the Company and any such Person shall be fully protected in relying upon such authority.  Without limiting the generality of the foregoing but subject to the TPH Member’s rights with respect to Major Decisions and the express provisions of this Agreement, the Manager shall have the absolute power to (a) sell, exchange, lease, convey, venture, mortgage, pledge, hypothecate, or otherwise deal in or with any and all of the Assets; to cause the Company to issue any guarantees; to borrow funds to finance the conduct of Company activities, and in connection with such borrowing, to retain, hypothecate, mortgage, pledge or use so much of the revenues and other property (whether real or personal) of the Company as, in the Manager’s judgment, is necessary to satisfy the anticipated present and future obligations of the Company attributable to those activities; to repay, in whole or in part, refinance, recast, increase, modify or extend any mortgage or other secured or unsecured indebtedness, and in connection therewith, to execute for and on behalf of the Company any extensions, renewals or modifications of mortgages, pledges, security agreements or other evidences of indebtedness in lieu of such existing mortgages, pledges, security agreements or other evidences of indebtedness; to execute any and all other evidence or evidences of indebtedness; and to invest and reinvest any or all of the Assets in such other property, whether real or personal, incident to or necessary for the operations of the Company, (b) cause the Company to (i) cause each Subsidiary Company to sell, exchange, convey, venture, mortgage, pledge, hypothecate or otherwise deal in or with any and all of the assets of such Subsidiary Company (including, without limitation, the Property owned by such Subsidiary Company); (ii) cause each Subsidiary Company to own, hold, finance, operate, manage, assign, transfer, operate, renovate, develop, redevelop, subdivide, improve, lease, hypothecate, pledge, sell, and otherwise deal with all or any part of the Property; (iii) cause each Subsidiary Company to borrow funds to finance the conduct of such Subsidiary Company’s activities, and in connection with such borrowing, cause such Subsidiary Company to retain, hypothecate, mortgage, pledge or use so much of the revenues and other property (whether real or personal) of such Subsidiary Company (including, without limitation, the Property) as, in the Manager’s judgment, is necessary to satisfy the anticipated present and future obligations of such Subsidiary Company attributable to those activities; (iv) cause each Subsidiary Company to repay, in whole or in part, refinance, recast, increase, modify or extend any mortgage or other secured or unsecured indebtedness of such Subsidiary Company, and in connection therewith, to execute for and on behalf of the Company in its capacity as member, partner, managing member, manager, stockholder or beneficial owner of such Subsidiary Company any extensions, renewals or modifications (or consents thereto) of mortgages, pledges, security agreements or other evidences of indebtedness in lieu of such existing mortgages, pledges, security agreements or other evidences of indebtedness; (v) execute any and all other evidence or evidences of indebtedness of each Subsidiary Company in its capacity as member, partner, managing member, manager, stockholder or beneficial owner of each Subsidiary Company; and (vi) cause each Subsidiary Company to invest and reinvest any or all of the assets of such Subsidiary Company in such other property, whether real or personal, incident to or necessary for the operations of such Subsidiary Company, (c) cause the Company to comply with any tax law or undertaking with any tax authority, including, without limitation, to FATCA and (d) prepare, or cause the preparation of (including preparation by the TPH Member, the TPH Asset Manager, or any Third Party Property Manager) of an annual budget (the “Annual Budget”) and a business plan with respect to the Company and the Assets (the “Business Plan”), and approve such Annual Budget and Business Plan and any material modifications to such Annual Budget and Business Plan in its sole and absolute discretion (except to the extent any such modification would constitute a Major Decision hereunder).  The initial Annual Budget and the initial Business Plan are attached as Schedule G hereto.  Notwithstanding anything in this Agreement to the contrary, the TPH Member (and not the Manager or the Investor Member) shall have the sole and exclusive right to manage, control and conduct the affairs of the Company with respect to the Paramus Property, the Paramus Property Owner and the Paramus Credit Agreement, and the TPH Member shall have the same decision making powers and control with respect to the Paramus Property, the Paramus Property Owner and the Paramus Credit Agreement as it would have had if the Investor Member had not become a Member of the Company and the Members hereunder had not amended and restated the Original Agreement; provided that, (x) the TPH Member shall be required to comply with all applicable terms and provisions of the Stock Purchase Agreement relating to the Paramus Property, and (y) the TPH Member shall cause all Paramus Net Sale Proceeds to be remitted to the Company and distributed as “Available Cash” in accordance with Article VII hereof (and, for the avoidance of doubt, the TPH Member shall have no right to control or determine the timing or frequency of any such distributions of Paramus Net Sale Proceeds, notwithstanding its rights to make decisions with respect to the Paramus Property and the Paramus Property Owner pursuant to this sentence).  The TPH Member hereby expressly acknowledges and agrees that, notwithstanding the immediately preceding sentence, without the Investor Member’s prior written consent, the TPH Member shall not (I) make any material modification or material amendment to that certain Purchase and Sale Agreement for the Paramus Property by and between the Paramus Property Owner, as seller, and Islamic Education Foundation of NJ, as purchaser, or (II) dissolve the Paramus Property Owner.

Section 8.3.Bank Accounts .  The Manager shall have the right to open one or more bank accounts for and in the name of the Company or any Subsidiary Company.  The Manager shall designate a representative or representatives of the Manager (or other third parties as determined by the Manager from time to time) to execute checks on any such Company or Subsidiary Company bank account.

Section 8.4.Proscriptions .  Without the written consent or ratification of all of the Members, the Manager shall have no authority to expend or use Company money or property other than on the account and for the benefit of the Company or any Subsidiary Company or to pledge any of the Company’s credit or property for other than Company or Subsidiary Company purposes.  However, the foregoing shall not affect the rights of the Manager as set forth in Section 8.1 and Section 8.2.

Section 8.5.Payments to Manager .  During the Term, unless specifically so provided herein, the Manager shall not be entitled to any fees or other remuneration for its services as Manager of the Company; provided, however, that the foregoing shall not affect the right of the Manager to be reimbursed for its expenses and costs as herein provided, except to the extent arising out of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate.

Section 8.6.Potential Conflicts .  The Manager shall cause so much time to be devoted to the business of the Company as, in its judgment, taking into account its responsibilities described hereunder, the conduct of the Company’s business shall reasonably require.

Section 8.7.Affiliate Transactions Not Restricted .  The Manager may cause the Company to (or cause the Company to cause a Subsidiary Company to) (a) retain the services of a professional or nonprofessional firm or entity controlled by or Affiliated with a Member or the Manager to render services or supply goods to the Company or any Subsidiary Company and may pay reasonable compensation for such services or goods, (b) enter into transactions with or otherwise deal with an entity controlled by or Affiliated with a Member or the Manager, or (c) borrow money from an Affiliate of the Company or a Member or the Manager on such terms as are determined by the Manager; provided, however, that all such transactions under clause (a), (b) and/or (c) shall be on an arm’s-length basis and at market rates.

Section 8.8.Liability of Manager .  The Manager shall not be liable to any Member, the Company or any Subsidiary Company for honest mistakes of judgment, or for any action or inaction taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company or any Subsidiary Company (even if such decisions ultimately turn out to not be beneficial to the Company or any Subsidiary Company), or for losses due to such mistakes, action, or inaction, or for the negligence, dishonesty, or bad faith of any employee, broker, or other agent of the Manager, the Company or any Subsidiary Company.  Without limitation of the foregoing, but subject to the Manager’s obligations with respect to Major Decisions, (a) the Manager shall be entitled to make such decisions as are determined by the Manager in its discretion and none of the Manager, Investor Member, the Company or any Subsidiary Company shall have any liability to any Member for the results of its decisions and (b) if actions by the Manager in regard to the Company, any Subsidiary Company, the Assets, any Subsidiary Company Assets or the Company’s or any Subsidiary Company’s operations, have the effect of reducing the amount of the Percentage Distribution ultimately payable to the TPH Member, the TPH Member hereby waives any right to make a claim against the Manager, the Company, any Subsidiary Company or the Investor Member in respect thereof.  The Manager may consult with third-party counsel and accountants in respect of Company and Subsidiary Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants.  The Members shall look solely to the Assets for the return of their capital and, if the Assets remaining after payment or discharge of the debts and liabilities of the Company are insufficient to return such capital, they shall have no recourse against the Manager (or any Manager Exculpated Party) for such purpose.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8.8 shall not be construed to relieve (or attempt to relieve) the Manager of any liability by reason of its fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period).

Section 8.9.Restrictions on Duties .  Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or equity, the Manager and each Member agrees that, to the fullest extent permitted by the Act, neither the Manager nor any Member shall have any duties or obligations (including fiduciary duties) to the Company, any Member, or any other Person except as expressly set forth in this Agreement.

Section 8.10.Indemnification of Manager .  The Company agrees to indemnify the Manager and each Manager Exculpated Party (including, without limitation, any individual designated as a principal of the “Sponsor” with respect to the condominium located at the 77 Greenwich Property) to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) fees, costs and expenses paid in connection with or resulting from any claim, action, or demand against the Company, the Manager, or any Manager Exculpated Party (including, without limitation, any individual designated as a principal of the “Sponsor” with respect to the condominium located at the 77 Greenwich Property) that arises out of or in any way relates to the Company or any Subsidiary Company, or any of their respective properties, businesses, or affairs (including, without limitation, any claim, action or demand arising out of or with respect to that certain Condominium Offering Plan (File No. CD18-1079) for the 77 Greenwich Property, first accepted for filing on April 24, 2019, as amended, or the applicable Manager Exculpated Party’s involvement as a principal of the “Sponsor” with respect to the condominium located at the 77 Greenwich Property) and (b) such claims, actions, and demands and any losses or damages resulting from such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action, or demand; provided, however, that the Company shall not indemnify or hold harmless the Manager or a Manager Exculpated Party with respect to any of the foregoing which arises from the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager or such Manager Exculpated Party, in which event the Company shall not be obligated to so reimburse the Manager (or the Manager Exculpated Party) seeking indemnification or to be held harmless.  If a claim is raised against the Manager as to which the Manager reasonably believes that it is entitled to indemnification as aforesaid, then, pending any determination as to whether the Manager is in fact entitled to such indemnification, the Manager shall have the right to utilize the Assets to reimburse the Manager for the cost of defending against such claim, including, without limitation, the cost of legal counsel in connection therewith; provided, however, that if it is eventually determined that the Manager was not entitled to such indemnification, then the Manager shall promptly reimburse the Company for any payments made to it on account of such indemnification.

Section 8.11.Non-Liability .  Notwithstanding anything to the contrary contained in this Agreement, no direct or indirect partner, officer, director, shareholder, member, manager, employee, agent, or Affiliate of (i) the Manager (any such Person, a “Manager Exculpated Party”) or (ii) either Member shall have any liability of any kind or nature arising out of this Agreement.

Section 8.12.Temporary Investments .  The Manager may temporarily invest funds of the Company on hand which exceed the Company’s immediate cash needs in such investments as the Manager may determine appropriate.

Section 8.13.Intentionally Omitted .

Section 8.14.Resignation of Manager .  Notwithstanding anything to the contrary contained herein, the Manager may resign at any time for any reason or for no reason and, in the event of such resignation, the Investor Member shall promptly designate another Affiliate of the Investor Member to act as manager of the Company.

Section 8.15.Right of Manager to Delegate Duties .  The Manager shall have the right to delegate all or a portion of its duties and responsibilities under this Agreement from time to time to the TPH Asset Manager, any third party property manager or asset manager, and/or to other third parties as are determined by the Manager from time to time.  Any expenses arising from any such delegation shall be expenses of the Company.

Section 8.16.Intentionally Omitted.

Section 8.17.New Subsidiary Companies .  Without limiting the other provisions of this Article VIII, the Members acknowledge and agree that the Manager shall be vested with the power and authority to cause the Company to cause one or more Subsidiary Companies to be formed and, in connection therewith to do the following:

(a)cause any such Subsidiary Company to be admitted as a member, managing member, partner, or other beneficial owner of another Subsidiary Company;

(b)cause the Company (on its own behalf or on behalf of another Subsidiary Company) to transfer title to a Subsidiary Company Asset to one or more newly-formed Subsidiary Companies (and, in respect thereof, execute and deliver (and from time to time amend or modify) the Subsidiary Company Operating Agreement of any such Subsidiary Company in such form and on such terms as is determined by the Manager in its discretion);

(c)cause any such Subsidiary Company to take such actions and/or enter any agreements of any kind or nature as determined by the Manager in its discretion; and

(d)without limiting the foregoing, directly or indirectly, admit additional members to a Subsidiary Company on such terms as is determined by the Manager in its discretion (including, without limitation, admitting so-called “springing members”, “independent members”, “independent managers”, and/or “independent directors” to a Subsidiary Company in connection with the requirements of a Third Party Lender making a Third Party Loan to a Subsidiary Company and admitting a third party as a member, partner, or other beneficial owner of interests in such Subsidiary Company and granting such third party a promote or other incentive fee on such arms-length terms as are determined by the Manager in its discretion).

ARTICLE IX

DURATION

Section 9.1.Dissolution Events .  The Company shall dissolve and its affairs shall be wound-up upon the earliest to occur of:

(a)the last day of the Term;

(b)the sale, transfer or other disposition of all or substantially all of the Assets and the distribution of all proceeds thereof, and the determination of the Manager to dissolve the Company;

(c)the entry of a decree of judicial dissolution of the Company under the Act;

(d)the determination of the Manager to dissolve the Company; or

(e)the happening of any of the events set forth in Section 18-801(a)(4) of the Act.

Section 9.2.Liquidation and Termination.

(a)Upon dissolution of the Company, the Manager shall act as liquidating trustee of the Company (in such capacity, the “Liquidating Manager”) and shall proceed to wind up the affairs of the Company, liquidate the remaining Assets and wind-up the business of the Company.  The Liquidating Manager shall cause a full accounting of the Assets and liabilities of the Company to be taken and shall cause the Assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (i) selling the Assets and distributing the net proceeds therefrom in accordance with Section 9.2(b) or (ii) if the Liquidating Manager shall so determine, distributing the Assets in kind in accordance with Section 9.2(b).

(b)The proceeds of liquidation shall be applied in the following order of priority:  (i) first, to the satisfaction of debts and liabilities (including expenses of liquidation) of the Company (whether by payment or the reasonable provision for payment thereof), if any, in the order of priority provided by the Act (including any reserve the Liquidating Manager determines necessary to provide for any contingent, conditional or unmatured liabilities or obligations of the Company to third parties to be held and disbursed as directed by the Liquidating Manager, by an escrow agent selected by the Liquidating Manager and at the expiration of such period as the Liquidating Manager may deem advisable and in accordance with the Act, the balance remaining in such reserve shall be distributed as provided herein) and (ii) second, to the Members, in accordance with Section 7.1.

(c)The Company shall terminate when (i) all of the Assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

Section 9.3.Rights and Obligations of Manager and Members during Winding Up Period.  During the period of the winding up of the affairs of the Company, the rights and obligations of the Manager and Members set forth in this Agreement with respect to the management of the Company shall continue.

Section 9.4.Integrity of Manager and Members/Waiver of Other Rights.  Neither the Manager nor any Member shall retire, resign, or withdraw from the Company except as expressly permitted under this Agreement.  Except as otherwise consented to by the Manager, each Member shall, to the fullest extent permitted by law, (a) maintain its existence as a legal entity throughout the Term of this Agreement and during any wind-up period and (b) not terminate or dissolve without concurrently being reconstituted or reincorporated.  The Members agree that (x) the Members have no right (and hereby waive any right) under Section 18-604 of the Act to withdraw or resign and receive the fair value of their limited liability company interests in the Company and (y) the Members have no right (and hereby waive any right) under the first sentence of Section 18-606 of the Act.

Section 9.5.Post Liquidation Liability.  If (a) either (i) the Company is in the process of winding-up its affairs, liquidating the remaining Assets and dissolving the Company or (ii) the Company has been liquidated and dissolved and (b) an unknown liability arises for which adequate reserves were not or have not been established, then the Manager shall have the right to deliver a Capital Call Notice to the Members for the funding of such liability, which amount shall be contributed by the Members pro rata based on the distributions of Available Cash that were made to the Members under the last applicable subclause of Section 7.1(a) until an amount has been contributed that is equal to the amount distributed under such last applicable subclause of Section 7.1(a) and then any remaining amounts shall be contributed under the previous subclause of Section 7.1(a) and so on until the required amount has been contributed by the Members pro rata to their respective Percentage Interests.  In addition, the Members acknowledge and agree that if the Company has been dissolved and liquidated, and any action is required to be taken (or decision made) with respect to the Company after such dissolution, then the Manager shall control all such decisions as if the Company had not been dissolved and as if the Members were members of the Company pursuant to the provisions of this Agreement.  For the avoidance of doubt, the Members and Manager acknowledge and agree that the provisions of this Section 9.5 shall survive any dissolution of the Company.

ARTICLE X

TRANSFER OF INTEREST IN THE COMPANY

Section 10.1.Consent Requirement for Transfer of Interest by Members.  Except as otherwise provided in this Article X:

(a)Without first obtaining the consent of the Manager, no Member shall, directly or indirectly, (i) sell, transfer, assign, or otherwise dispose of its direct or indirect right, title or interest in the Company, or any portion thereof or any interest therein (including, without limitation, its rights to receive distributions of Available Cash), to any other Person or (ii) permit such Member’s right, title or interest in the Company (including, without limitation, its rights to receive distributions of Available Cash) to be encumbered, hypothecated, or pledged as collateral security for any obligation in favor of any other Person (any of the foregoing under clause (i) or clause (ii), a “Transfer”).

(b)Any Transfer in contravention of any of the provisions of this Article X shall be void and ineffective, and shall not bind, or be recognized by, the Company.  A Change in Control shall be deemed a Transfer for purposes of this Section 10.1.

(c)If the Manager’s consent is required to a Transfer, and any Member requests the consent of the Manager to a Transfer, the Manager may withhold its consent in its sole and absolute discretion.

Section 10.2.Permitted Transfers.  Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the provisions of Section 10.1:

(a)Investor Member (in its capacity as a Member and as the initial Manager of the Company) shall have the right, without the consent of the Manager or any other Member, to freely Transfer (i) its direct right, title or interest in the Company, or any portion thereof or any interest therein, and the right to cause each applicable purchaser, transferee or assignee to be admitted as an additional or substitute Member after complying with the requirements of Section 10.3 below or (ii) the stock, partnership interest, limited liability company interest, or other beneficial interest in Investor Member or any corporation, partnership, limited liability company, or other entity that directly or indirectly holds an interest in Investor Member, in the case of each of clause (i) and clause (ii), to any Person that is Controlled by the Investor Member Parent or any Affiliate thereof;

(b)Any other direct or indirect Transfer by Investor Member of a direct right, title or interest in the Company, or any portion thereof or interest therein, including without limitation, any Transfer of direct or indirect interests in Investor Member, shall not be made without the prior written consent of the TPH Member, which consent shall not be unreasonably withheld, conditioned or delayed; and

(c)Transfers of direct or indirect interests in the TPH Member shall be permitted without the consent or approval of any Member, the Manager or other party, provided such Transfer does not result in a Change in Control.  Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, in no event shall a Change in Control constitute a default or breach of this Agreement by TPH Member, and Investor Member’s sole and exclusive remedy in connection therewith shall be a right to terminate the Asset Management Agreement pursuant to Section 10.2(d) of the Asset Management Agreement.

If Investor Member determines to Transfer less than its entire direct limited liability company interest in the Company to a transferee in accordance with the terms of this Agreement (a “Partial Transferee”), then, if requested by the Manager or Investor Member, the TPH Member will consent to an amendment to this Agreement to accommodate the requirements of such Partial Transferee, provided, however, that such amendment does not materially adversely affect the rights of the TPH Member hereunder.

Section 10.3.Additional Transfer Related Requirements.  If a Member proposes to make a Transfer (the “Transferor”) to another Person (the “Transferee”) in accordance with the terms hereof (i.e., in compliance with, and subject to the restrictions provided in Section 10.1 and Section 10.2), no such Transfer shall be made or shall be effective until:

(a)if such Transfer is a Transfer of a Member’s direct limited liability company interest in the Company, the Transferee shall have agreed in writing, which may be by execution of a counterpart signature page to this Agreement, with a duplicate original delivered to the Manager, to assume and be bound by this Agreement and all the obligations of the Transferor with respect to the direct limited liability company interest in the Company transferred arising from and after the date of such transfer, and to be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement;

(b)all required consents to such Transfer of any Third Party Lender or other Person or entity, if any, shall have been obtained in writing and delivered to the Manager;

(c)in respect of a Transfer by either Member, the Transferee shall have delivered all documents and instruments reasonably requested by the Manager or the non-transferring Member, including, without limitation, (i) all necessary withholding tax documentation, if applicable, (ii) a certificate in favor of the Company and the Manager containing the representations, warranties and covenants set forth in Section 11.1, if applicable, or Section 11.2, if applicable, (iii) the documents required under Section 10.3(a) (if applicable) and Section 10.3(b) (if applicable) above, and (iv) if such Transfer is a direct Transfer of a Member’s limited liability company interest in the Company, any other documents or instruments reasonably requested by the Manager or the non-transferring Member to evidence the assignment by Transferor of its direct limited liability company interest in the Company and the assumption by Transferee of the Transferor’s obligations and duties hereunder arising from and after the effective date of such Transfer; and

(d)to the extent a direct or indirect Transferee is subject to the fractions rule of Section 514(c)(9)(E) of Code, the Manager shall have the right to amend this Agreement to provide allocations for U.S. federal income tax purposes that comply with the requirements of such section and the Treasury Regulations promulgated thereunder.

The failure of any Transferee, including a Transferee by operation of law or otherwise, to fulfill the requirements set forth in the previous sentence shall entitle the Manager to exercise any remedies available to it or the Company at law or in equity, including, without limitation, the remedy of injunction.

Section 10.4.Involuntary Transfers.

(a)In the event any Member shall be adjudged bankrupt, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer such Member’s interest in the Company, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors or have its interest in the Company seized by a judgment creditor (such Member being referred to as a “Bankrupt Member” as the case may be), the personal representative or trustee (or successor-in-interest) of Bankrupt Member shall be an assignee of such Member’s interest in the Company having the rights set forth in Section 10.6 and shall not become an additional or substitute Member unless and until the conditions set forth in Section 10.3 are satisfied; and any such Member’s successor-in-interest shall be liable for all of its obligations as a Member as the case may be.

(b)If either (i) the TPH Member does not timely provide any requested information, documentation or waiver, as applicable, pursuant to a request by the Company for FATCA purposes or (ii) in the reasonable discretion of the Manager, the ongoing participation of the TPH Member in the Company would cause the Company to be non-compliant with FATCA, the Manager may, in its sole discretion, and in addition to all other remedies available at law or in equity, immediately or at such other time or times (x) prohibit in whole or in part the TPH Member from participating in additional capital contributions to the Company and/or (y) deduct from the TPH Member’s account and retain amounts sufficient to indemnify and hold harmless the Company, the Manager, any Manager Exculpated Party, and/or any executor, heir, assign, successor, or other legal representative of any of the foregoing Persons, from any and all withholding taxes, interest, penalties and other losses, or liabilities suffered by any such Person on account of TPH Member’s failure to timely provide any requested information, documentation, or waiver to the Company.

Section 10.5.Dissolution or Termination of Members .  In the event of the dissolution of a Member that is a corporation, partnership, or limited liability company or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an assignee of such Member’s interest in the Company, as described in Section 10.6, and shall not become additional or substituted Members as the case may be unless and until the conditions set forth in Section 10.3 are satisfied.

Section 10.6.Status of Assignee .  Any Person who acquires all or any portion of the direct limited liability company interest of a Member in the Company in any manner shall not be a Member of the Company, unless and until all of the applicable conditions set forth in this Article X are satisfied.  Unless and until such conditions are satisfied, such Person shall, to the extent of the interest acquired, be entitled only to the transferor Member’s rights, if any, in the Profits, Losses, other items of income, gain, loss and deduction, Available Cash, and other distributions to the Members pursuant to this Agreement, subject to the liabilities and obligations of the transferor Member hereunder; but such Person shall have no right to participate in the management of the business and affairs of the Company and shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 11.1.Representations and Warranties of the TPH Member .  The TPH Member represents and warrants to each of the other Members as follows, as of the date hereof:

(a)The TPH Member is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly authorized and qualified to do all things required of it under this Agreement and any agreement executed in connection with the transactions herein contemplated.

(b)The TPH Member is duly authorized to enter into, join in, and deliver this Agreement and the TPH Asset Manager is duly authorized to enter into, join in, and deliver the TPH Management Agreement.  The Person executing this Agreement on behalf of the TPH Member, and the Person executing the TPH Management Agreement on behalf of the TPH Asset Manager, is duly authorized to do so.  Each of the TPH Member and the TPH Asset Manager has the capacity and authority to enter into this Agreement and the TPH Management Agreement executed by such TPH Member or TPH Asset Manager, and to consummate the transactions herein or therein provided.  Nothing prohibits or restricts the right or ability of such TPH Member or TPH Asset Manager to close the transaction contemplated under this Agreement or the TPH Management Agreement, and to carry out the terms hereof or thereof.  None of this Agreement, the TPH Management Agreement, or any agreement, document or instrument executed or to be executed in connection with this Agreement, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, any contract, agreement, lease or easement to which the TPH Member or the TPH Asset Manager is a party.

(c)[Intentionally Omitted].

(d)The TPH Member is Controlled by a board of directors comprised of the individuals listed on Schedule 11.1(d) attached hereto.  The TPH Principal is (i) a member of the board of directors of the TPH Member and (ii) subject to the oversight of such board of directors, responsible for the day-to-day operations of the TPH Asset Manager.

(e)This Agreement and the TPH Management Agreement constitute the legal, valid, and binding obligations of the TPH Member and the TPH Asset Manager, as applicable, enforceable against the TPH Member and the TPH Asset Manager, as applicable, in accordance with their respective terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(f)Other than as set forth on Schedule 11.1(f) attached hereto, there are no consents or approvals of governmental authorities or third parties that are required for the execution and delivery of this Agreement or the TPH Management Agreement by the TPH Member, or the TPH Asset Manager.  The execution of this Agreement by the TPH Member shall not constitute a default under any material contract or agreement to which any of such TPH Member or the TPH Asset Manager is bound.  The execution of the TPH Management Agreement by the TPH Asset Manager shall not constitute a default under any material contract or agreement to which the TPH Asset Manager is bound.  To the TPH Member’s knowledge, no agreement or obligation exists that has the effect of materially restricting the ability of the TPH Member or the TPH Asset Manager to perform their respective obligations under this Agreement or the TPH Management Agreement, as applicable.

(g)There is no litigation, action, or proceeding pending or, to the knowledge of the TPH Member, threatened in writing, to which the TPH Member or the TPH Asset Manager is party that, if adversely determined, could have a material adverse effect on, or enjoin, restrict, or otherwise prevent, the consummation of the transactions contemplated by this Agreement or the TPH Management Agreement, or the ability of any of the foregoing parties to perform their respective obligations under this Agreement or the TPH Management Agreement, as applicable.

(h)The TPH Member has disclosed to the Manager all material information in its possession that it has obtained or which it is aware of pertaining to the Assets or the transactions contemplated hereby.

(i)The TPH Member is not (and, for so long as the TPH Member owns an equity interest in the Company, will not be) and is not acting on behalf of (and, for so long as the TPH Member owns an equity interest in the Company, will not be acting on behalf of) (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, subject to Title I of ERISA, (ii) a “plan” within the meaning of, and subject to, Section 4975 of the Code, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.  None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to the TPH Member that regulate the investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(j)To the TPH Member’s knowledge, no funds used by the TPH Member in connection with the transactions contemplated hereby are funds of any pension, retirement or similar fund.

(k)[Intentionally Omitted].

(l)Neither the TPH Member, nor, to the TPH Member’s actual knowledge, any Person who owns any direct or indirect equity interest in or controls the TPH Member is (i) identified on any Governmental List, or otherwise qualifies as a Prohibited Person or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule, or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Law.  No funds or assets directly invested in the TPH Member constitute the property of or are beneficially owned, directly or indirectly, by any Person which is (A) identified on any Governmental List, or otherwise qualifies as a Prohibited Person or (B) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule, or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Law.

(m)The TPH Member has implemented procedures to ensure that (i) no Person who now or hereafter owns any direct or indirect equity interest in the TPH Member is a Prohibited Person or is directly or indirectly controlled by a Prohibited Person and/or (ii) no funds or assets invested directly in the TPH Member constitute the property of or shall be beneficially owned, directly or indirectly, by any Prohibited Person.

(n)The TPH Member is a “United States person” within the meaning of Code Section 7701(a)(30).

Section 11.2.Representations and Warranties of the Investor Member .  The Investor Member represents and warrants to the TPH Member as follows:

(a)The Investor Member is duly formed, validly existing, and in good standing under the laws of the State of Delaware and duly authorized and qualified to do all things required of it under this Agreement and any agreement executed in connection with the transactions herein contemplated.

(b)The Investor Member is duly authorized to enter into, join in, and deliver this Agreement.  The Person executing this Agreement on behalf of the Investor Member is duly authorized to do so.  The Investor Member has the capacity and authority to enter into this Agreement and to consummate the transactions herein or therein provided.  Nothing prohibits or restricts the right or ability of the Investor Member to close the transaction contemplated under this Agreement and to carry out the terms hereof.  None of this Agreement, any agreement, document, or instrument executed or to be executed in connection with this Agreement by the Investor Member, or anything provided in or contemplated by this Agreement, or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative, or interfere with, or result in the acceleration or maturity of, any contract, agreement, lease, easement, right, or interest, affecting or relating to the Investor Member.

(c)This Agreement constitutes the legal, valid and binding obligations of the Investor Member enforceable against the Investor Member in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d)There are no consents or approvals of governmental authorities or third parties that are required for the execution and delivery of this Agreement by the Investor Member; the execution of this Agreement by the Investor Member shall not constitute a default under any material contract or agreement to which any of the Investor Member is bound; and no agreement or obligation exists that that has the effect of restricting the ability of the Investor Member to perform its obligations under this Agreement.

(e)There is no litigation, action or proceeding pending or, to the best knowledge of the Investor Member, threatened, to which the Investor Member is a party that, if adversely determined, could have a material adverse effect on, or enjoin, restrict, or otherwise prevent the consummation of any of the transactions contemplated by this Agreement, or the ability of the Investor Member to perform its obligations under this Agreement.

Section 11.3.Covenants of the TPH Member.

(a)The TPH Member covenants and agrees to reasonably cooperate with the Manager by providing any requested information within its possession or control that the Manager may reasonably require from time to time in order to ensure compliance by the Company and any Subsidiary Company with any Applicable Entity Disclosure Laws.

(b)The TPH Member covenants and agrees to (i) cooperate with the Manager by providing any requested tax forms or other documentation it has or can readily generate that will enable the Manager to cause the Company to comply with any tax law or undertaking by any tax authority including, without limitation, FATCA and (ii) provide such information and/or documentation concerning itself and its direct and indirect beneficial owners (if any), as and when requested by the Company, the Manager, or any of the Company’s other agents, as the Company or any of its agents, in its sole discretion, determines is necessary or advisable for the Company to comply with its obligations under FATCA.

(c)The TPH Member covenants to indemnify and hold harmless the Company, the Manager, any Manager Exculpated Party and any executor, heir, assign, successor, or other legal representative of any of the foregoing Persons, from any and all withholding taxes, interest, penalties, and other losses or liabilities suffered by any such Person on account of TPH Member’s failure to timely provide any requested information, documentation or waiver requested by the Company, the Manager or any of the Company’s other agents for purposes of the Company’s compliance with its obligations under FATCA.

(d)The TPH Member covenants and agrees to (i) provide the Company, the Manager, and the Company’s other agents, from time to time in order to comply with the provisions of FATCA and avoid the imposition of U.S. federal withholding tax, with any information and/or documentation regarding the TPH Member, which information and/or documentation (A) may include, but is not limited to, information and/or documentation relating to or concerning the TPH Member and its jurisdiction of formation and income tax status and (B) shall be certified by the TPH Member under penalties of perjury and (ii) cooperate with the Company, the Manager, and the Company’s other agents in connection with the disclosure of any such information and/or documentation to the Internal Revenue Service, other governmental agencies of the United States, or to any applicable jurisdiction under the terms of a relevant intergovernmental agreement (including any implementing legislation enacted as a result thereof) and to certain withholding agents.

(e)The TPH Member covenants and agrees to waive any provision of law of any non-U.S. jurisdiction that would, absent a waiver, prevent the Company’s compliance with FATCA including, without limitation, the TPH Member’s provision of any requested information and/or documentation.

For the avoidance of doubt, the TPH Member acknowledges that (i) the Manager will determine in its sole discretion, whether and how to comply with FATCA, and any such determinations shall include, without limitation, an assessment of the possible burden to the Members, the Company and the Manager of timely collecting information and/or documentation and (ii) the TPH Member shall have no claim against the Company, the Manager, any Manager Exculpated Party or any executor, heir, assign, successor or other legal representative of any of the foregoing Persons, for any damages or liabilities attributable to any FATCA compliance related determinations.

Section 11.4.Securities Laws Representations .  The following provisions shall apply in respect of the acquisition of the limited liability company interests in the Company by a Member or the issuance of the limited liability company interests in the Company to a Member, as applicable:

(a)No registration statement relating to the limited liability company interests in the Company or otherwise has been or shall be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, or with any other governmental or regulatory agency under any securities laws or so-called “blue-sky” laws of any state (together with the Securities Act of 1933, as same may be amended from time to time, the “Securities Laws”).

(b)Each Member represents and warrants to each other Member, to the Manager and to the Company that:

(i)Such Member has the power and authority to execute and comply with the terms and provisions hereof.

(ii)Such Member’s interest in the Company has been or will be acquired solely by and for the account of such Member for investment purposes only and is not being purchased for subdivision, fractionalization, resale or distribution; such Member has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or anyone else such Member’s interest in the Company (or any portion thereof); and such Member has no present plans or intentions to enter into any such contract, undertaking or arrangement.

(iii)Such Member’s interest in the Company has not and will not be registered under the Securities Act of 1933, as amended, or the Securities Laws of any state, and cannot be sold or transferred without compliance with the registration provisions of said Securities Act of 1933, as amended, and the applicable state Securities Laws, or compliance with exemptions, if any, available thereunder.  Such Member understands that neither the Company nor any Member nor the Manager has any obligation or intention to register the limited liability company interests under any Securities Laws, or to file the reports to make public the information required by Rule 144 under the Securities Act of 1933, as amended.

(iv)Such Member expressly represents that (A) it has such knowledge and experience in financial and business matters in general, and in investments of the type to be made by the Company in particular; (B) it is capable of evaluating the merits and risks of an investment in the Company; (C) its financial condition is such that it has no need for liquidity with respect to its investment in the Company to satisfy any existing or contemplated undertaking or indebtedness; (D) it is able to bear the economic risk of its investment in the Company for an indefinite period of time, including the risk of losing all of such investment, and loss of such investment would not materially adversely affect it; and (E) it has either secured independent tax advice with respect to the investment in the Company, upon which it is solely relying or it is sufficiently familiar with the income taxation of partnerships and limited liability companies that it has deemed such independent advice unnecessary.

(v)Such Member acknowledges that the Manager has made all documents pertaining to the transaction available and has allowed it an opportunity to ask questions and receive answers thereto and to verify and clarify any information contained in the documents.  Such Member is aware of the provisions of this Agreement providing for additional capital contributions and dilution of its interest in the Company.

(vi)Such Member has relied solely upon the documents submitted to it and independent investigations made by it and its legal and other representatives in making the decision to purchase its limited liability company interest in the Company and is not relying on any representation made by any other Member, the Company, or the Manager other than the representations as are specifically set forth in this Agreement.

(vii)Such Member expressly acknowledges that (A) no federal or state agency has reviewed or passed upon the adequacy or accuracy of the information set forth in the documents submitted to such Member or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of an investment in the Company; (B) there are restrictions on the transferability of such Member’s limited liability company interest in the Company; (C) there will be no public market for the limited liability company interest of such Member, and, accordingly, it may not be possible for such Member to liquidate its investment in the Company; and (D) any anticipated federal or state income tax benefits applicable to such Member’s limited liability company interest in the Company may be lost through changes in or adverse interpretations of, existing laws and regulations.

Section 11.5.D&O Insurance.

Section 11.5.1.For the period from the Effective Date through the occurrence of a TPH Member Dissolution Event, if at any time the TPH Member is financially unable to maintain coverage under a directors’ and officers’ liability insurance policy having substantially similar terms (including with respect to coverage, conditions, retentions, limits, amounts, and premiums (taking into account comparable increases to such premiums from time to time as generally applicable to similar policies issued in the same market in which such policy was originally purchased) as the TPH Member’s policy that is in effect as of the Effective Date, taking into account the Delisting and/or Deregistration (if, as, and when such events occur) in connection with determining appropriate coverage, conditions, retentions, limits, amounts and premiums after the occurrence of such Delisting and/or Deregistration (the “D&O Insurance”), then the Investor Member shall provide to the Company adequate funds (which funds shall be disbursed by the Company to or at the direction of the TPH Member) in a timely manner, by making an Additional Capital Contribution or providing (or causing an Affiliate of the Investor Member to provide) Additional Company Debt Financing, for the TPH Member to maintain such D&O Insurance.  For the avoidance of doubt, any amounts funded by the Investor Member or any Affiliate of the Investor Member pursuant to this Section 11.5.1 shall be added to the Investor Member Initial Distribution Amount.

Section 11.5.2.In the event of any liquidation, dissolution, merger, amalgamation, consolidation, combination, reorganization, disposition of all or substantially all assets or other transaction or event involving the TPH Member which would result in any lapse or termination of coverage under the D&O Insurance (a “TPH Member Dissolution Event”), if the TPH Member is financially unable to purchase prior to or concurrently with the applicable TPH Member Dissolution Event a prepaid “tail” policy or existing policy “runoff” with respect to the D&O Insurance from the TPH Member’s then-existing D&O Insurance carrier or from another insurance carrier with the same or better credit rating as such D&O Insurance carrier on the date of such TPH Member Dissolution Event, covering the period from the occurrence of such TPH Member Dissolution Event through the sixth (6th) anniversary of the Effective Date and taking into account the Delisting and/or Deregistration (if, as, and when such events occur) in connection with determining appropriate coverage, conditions, retentions, limits, amounts and premiums for such “tail” or “runoff” after the occurrence of such Delisting and/or Deregistration (the “D&O Tail Policy”), then the Investor Member shall provide to the Company adequate funds (which funds shall be disbursed by the Company to or at the direction of the TPH Member) in a timely manner, by making an Additional Capital Contribution or providing (or causing an Affiliate of the Investor Member to provide) Additional Company Debt Financing, for the TPH Member to purchase such D&O Tail Policy.  For the avoidance of doubt, any amounts funded by the Investor Member or any Affiliate of the Investor Member pursuant to this Section 11.5.2 shall be added to the Investor Member Initial Distribution Amount.

Section 11.5.3.If the TPH Member or the Investor Member or any of their respective successors or assigns merges, amalgamates, consolidates, combines, reorganizes or transfers all or substantially all of its assets, or if TPHS Lender LLC merges, amalgamates, consolidates, combines, reorganizes or transfers all or substantially all of its beneficial ownership interests in the TPH Member in connection with a TopCo Strategic Transaction, then proper provisions will be made so that such successors and assigns (and any of their respective successors or assigns, as applicable), will assume all of the obligations of the parties set forth in this Section 11.5, including, without limitation, the guaranty set forth in Section 11.5.5 below (if applicable).  Each Person who is a beneficiary of the D&O Insurance or any D&O Tail Policy with respect thereto, and their heirs, successors, assigns and representatives, shall be third party beneficiaries of this Section 11.5 with full rights of enforcement as if a party to this Agreement.

Section 11.5.4.Notwithstanding anything to the contrary set forth in this Agreement, the Manager shall cause the first $1,120,000 of Available Cash received by the Company in connection with (a) a sale of the Paramus Property, (b) a sale of the 237 11th Property, and/or (c) sales of condominium units in the 77 Greenwich Property (the “D&O Insurance Reserve Funds”) to be deposited in a bank account of the Company, which D&O Insurance Reserve Funds shall be disbursed pursuant to written direction from the

Manager solely for the purpose of satisfying the Investor Member’s and the Company’s obligation to provide funds for the payment of the D&O Insurance and the D&O Tail Policy as and when required pursuant to Sections 11.5.1 and 11.5.2 of this Agreement.  For the avoidance of doubt, any amounts deposited as D&O Insurance Reserve Funds pursuant to this Section 11.5.4 shall be added to the Investor Member Initial Distribution Amount.

Section 11.5.5.By its execution of this Agreement below, each of [***] (collectively, the “Investor Fund Entities”), on a several basis in proportion to their respective ownership interests in the Investor Member, hereby guarantees to the Company the obligations of the Investor Member (a) to provide funds to the Company under Sections 11.5.1 and 11.5.2 of this Agreement and (b) under Section 13.22 of this Agreement solely to the extent any litigation arises with respect to this Section 11.5.5 and the TPH Member is the “Prevailing Party” (as defined in Section 13.22) in such litigation (the “Investor Fund Entities Guaranty”); provided that: (A) in no event shall the Investor Fund Entities’ collective liability pursuant to the foregoing clause (a) of this Section 11.5.5 exceed $1,120,000, (the “D&O Insurance Cap”); (B) the D&O Insurance Cap shall be reduced pro rata, on a dollar-for-dollar basis, upon receipt by the Company of any portion of the D&O Insurance Reserve Funds; (C) the D&O Insurance Cap shall be reduced on a dollar-for-dollar basis upon receipt by the Company of any Additional Capital Contribution or Additional Debt Financing provided by the Investor Member or an Affiliate of the Investor Member pursuant to Section 11.5.1 or Section 11.5.2; and (D) this Section 11.5.5 shall be null and void and of no further force and effect, and the Investor Fund Entities shall have no obligations or liabilities whatsoever with respect to the D&O Insurance, the D&O Tail Policy or any other obligations of the Investor Member under Section 11.5, from and after (x) the receipt by the Company of the full amount of the D&O Insurance Reserve Funds or (y) the closing of a TopCo Strategic Transaction.

Section 11.5.6.The Investor Fund Entities Guaranty shall be enforceable against the Investor Fund Entities and their respective successors and assigns, without the necessity for any suit or proceedings by the Company, the TPH Member or any third party beneficiary against the Investor Member, its successors and assigns.  The Investor Fund Entities agree that the validity of the Investor Fund Entities Guaranty and the obligations of the Investor Fund Entities shall in no way be terminated, affected or impaired by reason of the assertion or the failure or delay to assert by the Company, the TPH Member or any third party beneficiary against the Investor Member or any Investor Fund Entity, or any of their respective successors and assigns, any of the rights or remedies reserved to the Company, the TPH Member or any third party beneficiary pursuant to the provisions of this Section 11.5.  Each Investor Fund Entity agrees that if any obligation of the Investor Member or the Company under Section 11.5 is rejected by the Investor Member, the Investor Fund Entity's obligations hereunder shall continue to the same extent as if such such obligation of the Investor Member had not been so rejected.  If any payment made by an Investor Fund Entity under this Section 11.5 to the TPH Member or any third party beneficiary is rescinded, recovered from or repaid by such Investor Fund Entity, the Investor Fund Entities Guaranty shall be reinstated to the same extent as though the payment so recovered or repaid had never originally been made.  The Investor Fund Entities Guaranty is a guaranty of payment and not of collection; it is one of active performance and not one of suretyship for damages or otherwise.

ARTICLE XII

BOOKS AND RECORDS; FINANCIAL STATEMENTS;

TAXATION; PARTNERSHIP AUDIT PROCEDURES

Section 12.1.Maintenance of Books and Records; Financial Statements .  At all times during the continuance of the Company, the Manager shall keep or cause to be kept, at the principal office referred to in Article III, full and complete books of account pertaining to the Company.  The books of account shall be maintained, and the financial statements shall be prepared, in accordance with an accrual basis of accounting used for U.S. federal income tax purposes, unless otherwise determined by the Manager.  The Manager shall be permitted to delegate the foregoing responsibilities to an asset manager or other third party retained by the Company, including, without limitation, the TPH Asset Manager, and in such event, the Manager shall not have any liability or obligation to any of the Members if such asset manager or other third party fails to perform such obligations.

Section 12.2.Access to Books of Account .  The Manager and each Member shall have the right at all reasonable times during usual business hours to audit, examine, and make copies or extracts of or from the books of account of the Company.  Such rights may be exercised through any agent or employee of the Manager and such Member designated by it or by independent certified public accountants designated by the Manager and such Member.

Section 12.3.Taxation.

(a)The taxable year of the Company shall be the same as its Fiscal Year, unless the Manager shall determine otherwise (subject to compliance with applicable laws).

(b)The Manager and the Members intend that the Company shall be treated as a “partnership” for U.S. federal, state, and local income and franchise tax purposes and agree to take all actions, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive such treatment as a “partnership” for U.S. federal, state, and local income and franchise tax purposes.  All elections by the Company for U.S. federal, state, and local income and franchise tax purposes shall be determined by the Manager on a basis consistent with the terms of this Agreement, except where law provides that the election shall be made by all the Members.  The Manager shall have the Accountants provide assistance in the preparation of U.S. federal, state, and local tax returns required of the Company and shall file the same, or cause the same to be filed on a timely basis (including extensions).  Upon request, the Manager shall deliver to the Members, or cause to be delivered to the Members, to the extent within the reasonable control of the Manager, copies of the U.S federal, state, and local income and franchise tax returns of the Company.  A Schedule K-1 shall be provided to each Member within one hundred twenty (120) days after the end of each Fiscal Year.

Section 12.4.Partnership Audits.

(a)Partnership Representative.  The Manager shall designate a partnership representative of the Company (the “Partnership Representative”), within the meaning of Section 6223(a) of the Code, as amended by the Revised Partnership Audit Procedures, as well as for purposes of any state, local, or non-U.S. tax law.

(i)The Partnership Representative shall notify the Members upon the receipt of a notice of final partnership adjustment, and shall make any relevant elections taking into account the best interests of the Company, current Members and former Members to comply with the Revised Partnership Audit Procedures.  The Partnership Representative shall have all of the rights and powers of a partnership representative as set forth in the Revised Partnership Audit Procedures.

(ii)If the Company pays any imputed adjustment amount under Code Section 6225, as amended by the Revised Partnership Audit Procedures, the Manager shall allocate the amount of the payment among the Members (including any former Members) for the “reviewed year” to which such liability relates in a manner that reflects the current or former Members’ respective interests in the Company for that reviewed year.  Such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) of the Code (to the extent approved by the IRS) and attributable to (x) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (y) the Member’s filing of an amended return for the Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code. Each Member (or former Member) for the reviewed year hereby agrees to pay such amount to the Company, and any amount so contributed to the Company shall not be treated as a Capital Contribution.  Any amount not paid under the preceding sentence by a Member (or former Member) at the time requested by the Manager shall accrue interest at a rate equal to the lower of the fifteen percent (15%) per annum, compounded monthly, or the maximum rate of interest permitted by applicable law until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Manager.  To the extent that any Member fails to make any contribution required pursuant to this paragraph, such amounts shall be applied to and reduce the next distributions or any other monetary payments otherwise payable to the Member under this Agreement.

(iii)The Members agree to cooperate in good faith, including by timely providing information, making elections and filing amended returns and paying any tax due with such amended returns, each as reasonably requested by the Partnership Representative.  The Members agree to file all U.S. federal, state, and local tax returns on a basis consistent with any returns filed by the Company and the terms of this Agreement.

(iv)The provisions contained in this Section 12.4(a) shall survive the dissolution of the Company, the withdrawal of any Member or the transfer of any Member’s interest in the Company.

(b)Indemnification of the Partnership Representative.  The Company shall bear any reasonable expenses, including fees and disbursements of counsel, of the Partnership Representative incurred pursuant to their acting as such.  The Company shall indemnify, defend, and hold the Partnership Representative harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees and costs) sustained or incurred as a result of their acting as the Partnership Representative hereunder, provided that the foregoing shall not insulate the Partnership Representative from liability for any action constituting fraud, misappropriation of funds, gross negligence, willful misconduct or a material breach of this Agreement (beyond any applicable notice and cure period).  The provisions contained in this Section 12.4(b) shall survive the dissolution of the Company, the withdrawal of any Member, or the transfer of any Member’s interest in the Company.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.Other Agreements Superseded .  This Agreement supersedes in its entirety all prior agreements between the Manager and the Members, and their respective Affiliates, pertaining to the subject matter of this Agreement.  If any Affiliate of the TPH Member, the Manager, or Investor Member has executed a term sheet or other agreement pertaining to the subject matter of this Agreement (including, without limitation, that certain (i) Indicative Term Sheet dated August 24, 2023, executed by TPHS Lender LLC, TPHS Lender II LLC and the TPH Member and (ii) Indicative Term Sheet dated December 1, 2023, executed by TPHS Lender LLC, TPHS Lender II LLC and the TPH Member), such parties have each executed this Agreement to confirm that such term sheet or other agreement has been superseded hereby as hereinabove provided.

Section 13.2.Counterpart Execution; Execution by Facsimile Transmission/.PDF Format; Effectiveness .  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tie” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.  The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature, and hereby agree that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement.  This Agreement shall become effective on the Effective Date.

Section 13.3.Integration, Modification and Waiver .  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in and are contained in this Agreement.  This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom any waiver, change, modification, or discharge is sought.  Failure on the part of the Manager or any Member to complain of any act or failure to act by the Manager or any Member or to declare the Manager or any Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Manager or such Member of its rights hereunder.  The giving of consent (to the extent any such consent is required) by the Manager or any Member in any one instance shall not limit or waive the necessity to obtain the Manager’s or such Member’s consent in any future instance.

Section 13.4.Headings .  The captions or titles and the table of contents contained in or appended to this Agreement are for convenience of reference only and shall not be deemed a part of the context of this Agreement.

Section 13.5.Severability .  If any term or provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any payments required to be made under this Agreement shall be in excess of the amounts allowed by law, the amounts of such payments shall be reduced to the maximum amounts allowable by law.

Section 13.6.Meaning of “hereof”, etc .  The terms “hereof”, “herein”, “hereunder” and “hereinafter” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular paragraph or provision, unless expressly so stated.

Section 13.7.Number and Gender .  All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

Section 13.8.Information Requests .  Each Member shall, at the request of the Manager, promptly supply reasonable evidence or information reasonably requested to confirm such Member’s compliance with the transfer or other restrictions contained herein, including, without limitation, the restrictions on transfers and changes of control herein provided.

Section 13.9.Governing Law .  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard for conflict of laws principles).

Section 13.10.WAIVER OF JURY TRIAL .  THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM, OR OTHER ACTION ARISING IN CONNECTION HEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.  THE PROVISIONS OF THIS SECTION 13.10 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 13.11.VENUE AND JURISDICTION .  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THE MANAGER AND INVESTOR MEMBER MAY, AT THEIR DISCRETION, ELECT THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, SOUTHERN DISTRICT OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.  NOTWITHSTANDING THE FOREGOING, IN THE EVENT THE ACT REQUIRES THAT A SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BE SUBMITTED TO THE COURT OF CHANCERY OR ANY OTHER COURT OF THE STATE OF DELAWARE, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURT WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PROVISIONS OF THIS SECTION 13.11 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 13.12.No Third Party Beneficiaries.  Except as provided for herein, this Agreement is for the sole benefit of the parties hereto and the Company, and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto, and the Company, any legal or equitable rights hereunder.

Section 13.13.Confidentiality.  The parties agree to keep the terms and provisions of this Agreement confidential and not to disclose the terms thereof to third parties other than (a) their auditors, attorneys, investors, accountants, and other Persons having similar need to be cognizant of such terms, (b) as required by any applicable law, rule, or regulation, including as to enable the Manager to cause the Company to comply with any tax law or undertaking with any tax authority, including, without limitation, FATCA, (c) as necessary or appropriate for the TPH Member or its Affiliates to comply with the Securities Act or the Exchange Act and applicable state securities laws, (d) as may be required by obligations pursuant to any listing agreement with any national securities exchange, or (e) to the extent that the TPH Member or its Affiliate is a public company making such disclosures consistent with the TPH Member’s or such Affiliate’s past practices that are customary for public companies; provided that, in the case of any disclosure described in the foregoing clauses (a) through (e) made (or to be made) by the TPH Member and/or its Affiliates: (x) neither the Investor Member Parent nor any of its Affiliates other than the Investor Member, the Company and the Subsidiary

Companies, shall be named in such disclosure without the prior written approval of the Manager (which shall not be unreasonably withheld, in the case of clauses (c) and (d)) and (y) the TPH Member shall deliver to the Manager not less than three (3) Business Days’ prior written notice of any such disclosure that names the Investor Member, the Company and/or any Subsidiary Company.

Section 13.14.Other Business; Competition; Etc.  Notwithstanding any duty otherwise existing at law or in equity, the Manager and each of the Members understands and acknowledges that Affiliates of the Manager or Members may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company or any Subsidiary Company and such businesses and undertakings may compete, either directly or indirectly, with the conduct of the business of the Company or any Subsidiary Company.  The Manager and Members hereby agree that (a) the creation of the Company or any Subsidiary Company and the assumption by each of the Manager or Members of its duties hereunder shall be without prejudice to its rights (or the rights of its Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom; (b) the Manager and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of the Manager or the other Members or their Affiliates; (c) the Manager and each Member consents to the pursuit of other ventures by the Manager and the other Members, even if such other ventures are competitive with the business of the Company or any Subsidiary Company, (d) neither the Manager nor any Member or Affiliate of the Manager or Member shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company or any Subsidiary Company, could be taken by the Company or any Subsidiary Company, and (e) the Manager and each Member and each Affiliate of the Manager or each Member shall have the right to take for its own account or to recommend to others, any such particular investment opportunity.

Section 13.15.Notices.  Any notice or request required or permitted to be given hereunder (each, a “Notice” or a “notice”) and any approval by the Manager or any Member shall be in writing and shall be (as elected by the Manager or Member giving such notice or granting such approval) (a)  transmitted by certified or registered mail, return receipt requested, postage prepaid, (b) transmitted by personal delivery, (c) transmitted by nationally recognized overnight courier service, or (d) transmitted by email.  Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given (i) three (3) Business Days after the date of posting if transmitted by certified or registered mail, (ii) the date of delivery if transmitted by personal delivery, (iii) the first Business Day after the date of posting if delivered by recognized national overnight courier service, or (iv) if transmitted by email, on the day of sending such email, if sent before 5:00 p.m. New York time on a Business Day (and otherwise, on the next Business Day).  The Manager and any Member may change its address for purposes hereof by notice given to the other Members.  Notices hereunder shall be directed to the parties at their respective addresses set forth on Schedule 13.15 attached hereto.

Section 13.16.Successors and Assigns.  This Agreement shall be binding upon and, subject to the restrictions on transfer set forth in Article X, shall inure to the benefit of the successors and assigns of the parties hereto.

Section 13.17.Broker.  Each party to this Agreement represents and warrants to each other party to this Agreement that it has not dealt with any Person acting as a broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, other than Houlihan Lokey and Ackman Ziff (collectively, the “TPH Transaction Broker”).  The execution and delivery of this Agreement by a party is conclusive evidence that such party has relied on the foregoing representation and warranty.  Each party to this Agreement shall indemnify and hold each other party to this Agreement, and such other party’s members, partners, shareholders, officers, employees, Affiliates, and agents (as the case may be), harmless from and against any damage, loss, cost, or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation and warranty.  Any fees or commissions payable to the TPH Transaction Broker shall be paid as set forth in the Stock Purchase Agreement.  The provisions of this Section 13.17 shall survive the expiration or termination of this Agreement.

Section 13.18.Approvals.  To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, any agreement contemplated in this Agreement, or applicable provisions of law or equity or otherwise, the Members and Manager agree as follows:

(a)unless otherwise specifically stated herein any approval or consent, to be effective for any purpose, shall be in writing;

(b)whenever in this Agreement a decision, determination, exercise of a right, election, judgment, or approval right of a Person shall be subject to a “good faith” or other express standard, the Person shall act under such express standard and shall not be subject to any other or different standard;

(c)whenever in this Agreement a matter, arrangement or thing is to be satisfactory or not satisfactory to a Person or a Person is permitted or required to make a decision or determination, exercise a right given to it to approve or disapprove a matter, or make an election or judgment (whether in any such instance, such matter, decision, determination, exercise of a right, election, judgment, or approval right is in such Person’s “discretion” or “sole discretion” or under a grant of similar authority or latitude), then the decision, determination, exercise of a right, election, judgment, approval right, or election to withhold an approval, of such Person shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of such Person, shall be final and conclusive, and such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person and shall not be subject to any other or different standard;

(d)to the extent that, at law or in equity, a Person has duties (including fiduciary duties) and liabilities under this Agreement in respect of the Company or to any Member, the Person acting under this Agreement shall not be liable to the Company or to any Member if such Person has carried out its duties in its good faith reliance on the express terms and provisions of this Agreement; and

(e)the provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Person.

Section 13.19.Limitation on Right to Acquire Third Party Loan.  The TPH Member hereby covenants and agrees that no TPH Restricted Party shall enter into any direct or indirect agreement with any Third Party Lender with respect to any Third Party Loan, any Property, any Subsidiary Company Asset or any Asset until the date which is one (1) year after any foreclosure, deed in lieu, conveyance, or other direct or indirect transfer pursuant to which a Third Party Lender acquires a direct or indirect ownership interest in an Asset or Subsidiary Company Asset (the foregoing restriction to include any brokerage, commission, fee, participation, management, servicing, or other agreement pursuant to which a TPH Restricted Party provides services to or receives from or with respect to the Property).

(a)This Section 13.19 shall survive the termination of this Agreement.

Section 13.20.No Right to Partition.  The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically renounce, waive, and forfeit all rights, whether arising under contract or statute or by operation of law to seek, bring or maintain any action in any court of law or equity for partition of the Company, any Asset, any Subsidiary Company Assets, any Subsidiary Company, or any interest which is considered to be Company or Subsidiary Company property, regardless of the manner in which title to such property may be held.

Section 13.21.Legal Counsel .  The Manager and Investor Member have engaged Dechert LLP as legal counsel to the Manager, the Investor Member and the Company (“Investor Member Legal Counsel”), and the TPH Member has engaged Kramer Levin Naftalis & Frankel LLP as legal counsel to the TPH Member (“TPH Legal Counsel” and together with Investor Member Legal Counsel, collectively, “Legal Counsel”).  Investor Member Legal Counsel has not been engaged to protect or represent the interests of the TPH Member vis-à-vis the Company, the Manager, the Investor Member, or the preparation of this Agreement (or any document referenced herein) and no other legal counsel has been engaged by the Manager, the Investor Member or the Company to act in such capacity.  TPH Legal Counsel has not been engaged to protect or represent the interests of the Investor Member vis-à-vis the TPH Member, or the preparation of this Agreement (or any document referenced herein) and no other legal counsel has been engaged by the TPH Member to act in such capacity.  The TPH Member further agrees that (i) none of this Agreement, the transactions and Company operations contemplated hereby, or Investor Member Legal Counsel’s representation of the Company (whether now or in the future) shall be deemed or is intended to create an attorney/client or other relationship between Investor Member Legal Counsel and the TPH Member and (ii) in the event of a dispute between the TPH Member, on the one hand, and the Manager or Investor Member, on the other hand, Investor Member Legal Counsel may represent the Manager, the Investor Member, or one or more equityholders thereof, or the Company.  The Investor Member also agrees that (i) none of this Agreement, the transactions and Company operations contemplated hereby, or TPH Legal Counsel’s representation of the Company (whether now or in the future) shall be deemed or is intended to create an attorney/client or other relationship between TPH Legal Counsel and the Investor Member and (ii) in the event of a dispute between the Investor Member, on the one hand, and the TPH Member, on the other hand, TPH Legal Counsel may represent the TPH Member, or one or more equityholders thereof.  Nothing in this Section 13.21 shall be deemed to create a right under this Agreement on the part of the TPH Member to approve the Manager’s, Investor Member’s or the Company’s selection of legal counsel to the Manager, Investor Member, or the Company.  The TPH Member represents and warrants that it has the level of knowledge and sophistication (either alone or with the assistance of its own counsel) necessary to provide its informed consent to the provisions of this Section 13.21, without additional guidance or information from Investor Member Legal Counsel, the Manager, the Investor Member or the Company.  Notwithstanding the provisions of Section 13.21, it is intended that Legal Counsel shall be entitled to obtain enforcement of this Section 13.21.

Section 13.22.Prevailing Party Fees .  In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the losing party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements.  For purposes of this Section 13.22, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment, or otherwise and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal, and any other legal proceeding, including mediation and arbitration.  The provisions of this Section 13.22 shall survive the termination of this Agreement.

Section 13.23.Limited Liability of TPH Member. Notwithstanding anything to the contrary contained herein, but expressly excluding Section 6.2, in no event shall the TPH Member, by reason of its admission as a member of the Company or otherwise, have any liability beyond its interest in the Company and the sole recourse of the Company, Investor Member, the Manager or any other Person against the TPH Member for any default, breach, obligation or liability of the TPH Member under this Agreement shall be to the TPH Member’s interest in the Company.  For the avoidance of doubt, with respect to any other provision of this Agreement other than Section 6.2, no other assets of the TPH Member shall be subject to any claim by the Company, the Investor Member, the Manager or any other Person.  No partner, employee, Affiliate, member, manager, principal (disclosed or undisclosed), shareholder, director or officer of the TPH Member shall have any personal liability under this Agreement. The provisions of this Section 13.23 shall survive the termination of this Agreement

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Manager:

TPHS INVESTOR LLC, a Delaware limited liability company

By:	Madave Management LLC, its Manager

	By:	/s/ Joshua D. Morris
		Name:	Joshua D. Morris
		Title:	Manager

Investor Member:

TPHS INVESTOR LLC, a Delaware limited liability company

By:	Madave Management LLC, its Manager

	By:	/s/ Joshua D. Morris
		Name:	Joshua D. Morris
		Title:	Manager

TPH Member:

TRINITY PLACE HOLDINGS INC., a Delaware corporation

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer

Acknowledged and agreed to with respect to Section 11.5.5 of the foregoing Agreement:

Investor Fund Entities:

[***]

SCHEDULE A

PERCENTAGE INTERESTS AND INITIAL CAPITAL CONTRIBUTIONS

Member	Percentage Interests	Initial Capital Contributions
Investor Member: TPHS Investor LLC, a Delaware limited liability company	5.00%	$[***]
TPH Member: Trinity Place Holdings Inc., a Delaware corporation	95.00%	$[***]
TOTAL:	100.00%	$[***]

Schedule A - Page 1

SCHEDULE B

DEFINED TERMS

The following terms (whether or not underscored) when used in this Agreement, including its preamble, recitals, exhibits, and schedules, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“237 11th Litigation” has the meaning given to such term in the TPH Management Agreement.

“237 11th Mezz Loan” means the “Loan” as defined in the 237 11th Mezz Loan Agreement..

“237 11th Mezz Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of June 10, 2021, between 470 4th Avenue Owner, LLC, as borrower, and Natixis, New York Branch, as a co-lender, and Natixis, New York Branch, as agent for one or more co-lenders, as amended, restated, supplemented and/or otherwise modified from time to time.

“237 11th Mezz Loan Documents” means the “Loan Documents” as defined in the 237 11th Mezz Loan Agreement..

“237 11th Mezz Loan Guaranty” means means that certain Guaranty of Recourse Obligations (DK) (Mezzanine Loan), dated as of the Effective Date, made by the Investor Fund Entities in favor of Lexington 11th Street, LLC, as amended, restated, supplemented and/or otherwise modified from time to time.

“237 11th Mortgage Loan” means the “Loan” as defined in the 237 11th Mortgage Loan Agreement.

“237 11th Mortgage Loan Agreement” means that certain Loan Agreement, dated as of June 10, 2021, between 470 4th Avenue Fee Owner, LLC, as borrower, and Natixis, New York Branch, as a co-lender, and Natixis, New York Branch, as agent for one or more co-lenders, as amended, restated, supplemented and/or otherwise modified from time to time.

“237 11th Mortgage Loan Documents” means the “Loan Documents” as defined in the 237 11th Mortgage Loan Agreement.

“237 11th Mortgage Loan Guaranty” means that certain Guaranty of Recourse Obligations (DK), dated as of the Effective Date, made by the Investor Fund Entities in favor of Natixis, New York Branch, as a co-lender, and Natixis, New York Branch, as agent for one or more co-lenders, as amended, restated, supplemented and/or otherwise modified from time to time.

“77 Greenwich Mortgage Loan” means the “Loan” as defined in the 77 Greenwich Mortgage Loan Agreement.

“77 Greenwich Mortgage Loan Agreement” means, collectively, that certain (i) Amended and Restated Building Loan Agreement, dated as of October 22, 2021, between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender, (ii) Master Loan Agreement, dated as of October 22, 2021, between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender, and (iii) Project Loan Agreement, dated as of October 22, 2021, between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender, in each case, as amended, restated, supplemented and/or otherwise modified from time to time.

Schedule B - Page 1

“77 Greenwich Mortgage Loan Completion Guaranty” means that certain Guaranty of Payment and Completion, dated as of the Effective Date, by the Investor Fund Entities to and for the benefit of MPF Greenwich Lender LLC (as successor-in-interest to Macquarie PF Inc.), as lender and as administrative agent, and for the benefit of the Lender Parties (as defined therein), as amended, restated, supplemented and/or otherwise modified from time to time.

“77 Greenwich Mortgage Loan Documents” means the “Loan Documents” as defined in the 77 Greenwich Mortgage Loan Agreement.

“77 Greenwich Mortgage Loan Environmental Indemnity” means that certain Environmental Indemnification Agreement, dated as of the Effective Date, by the Investor Fund Entities and TPHGreenwich Owner LLC to and for the benefit of MPF Greenwich Lender LLC (as successor-in-interest to Macquarie PF Inc.), as lender and as administrative agent, and for the benefit of the Lender Parties (as defined therein), as amended, restated, supplemented and/or otherwise modified from time to time.

“77 Greenwich Mortgage Loan Guaranty” means each of (i) that certain Interest Guaranty, dated as of the Effective Date, by the Investor Fund Entities to and for the benefit of MPF Greenwich Lender LLC (as successor-in-interest to Macquarie PF Inc.), as lender and as administrative agent, and for the benefit of the Lender Parties (as defined therein), as amended, restated, supplemented and/or otherwise modified from time to time, (ii) that certain Recourse Guaranty Agreement, dated as of the Effective Date, by the Investor Fund Entities to and for the benefit of MPF Greenwich Lender LLC (as successor-in-interest to Macquarie PF Inc.), as lender and as administrative agent, and for the benefit of the Lender Parties (as defined therein), as amended, restated, supplemented and/or otherwise modified from time to time and (iii) the 77 Greenwich Mortgage Loan Completion Guaranty.

“Accountants” means BDO USA, LLP or such other firm of independent certified public accountants as is appointed by the Manager pursuant to the provisions hereof (or as is appointed by the TPH Asset Manager with the prior approval of the Company pursuant to the TPH Management Agreement).

“Act” is defined in the first whereas clause.

“Additional Capital Contribution” is defined in Section 5.1.2(a).

“Additional Company Debt Financing” is defined in Section 5.1.2(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” is defined in the preamble.

“Annual Budget” is defined in Section 8.2.

“Anti-Terrorism Law” means (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. Law No. 107-56, 115 Stat. 296 (2001); (b) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq. (2003); (c) the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq. (2003); and (d) other similar laws enacted or promulgated from time to time; in each case, together with any executive orders, rules or regulations promulgated thereunder, including, without limitation, temporary regulations, all as amended or otherwise modified from time to time.

Schedule B - Page 2

“Applicable Entity Disclosure Laws” means (a) the Corporate Transparency Act (31 U.S.C. § 5336), enacted as part of the National Defense Authorization Act for Fiscal Year 2021, as amended, and the rules and regulations promulgated thereunder, (b) the New York LLC Transparency Act, enacted by the State of New York as Senate Bill 995B/Assembly Bill 3484A, and made effective December 21, 2024, as amended, and the rules and regulations promulgated thereunder, and (c) any rules or regulations promulgated from time to time in respect of the laws described in clauses (a) and (b), and any similar statute, rule or regulation now or hereafter existing in any jurisdiction applicable to the Company or to any Subsidiary Company from time to time.

“Assets” means any asset of the Company, including, without limitation, the Subsidiary Interests and the indirect interests in the Property.

“Assigned Interest” is defined in the Assignment and Assumption Agreement.

“Assignment and Assumption Agreement” is defined in the third whereas clause.

“Available Cash” means, as determined by the Manager, cash paid to or in the possession of, the Company from whatever source (including, without limitation, Paramus Net Sale Proceeds and any other cash received from the sale of Assets and cash received from a Subsidiary Company) after deducting therefrom (a) all funds necessary to pay for the currently payable expenses incurred in connection with the normal operations of the Company in accordance with and subject to the terms hereof, including, without limitation, expenses under Article VI, subject to the provisions of said Article VI, (b) the payment of all currently payable debt service, reserve and escrow amounts for all Outstanding Loans when and as they become due and payable and/or are required to be reserved or escrowed, (c) the payment of all other currently payable obligations of the Company and the Subsidiary Companies to third parties, including, without limitation, obligations in connection with the Assets and the Subsidiary Company Assets, and (d) an amount equal to the Working Capital Reserve.

“Bankrupt Member” is defined in Section 10.4(a).

“Business Day” means a day of the year on which banks are open for business in the State of New York other than a (a) Saturday, (b) Sunday or (c) legal holiday in the State of New York.

“Business Plan” is defined in Section 8.2.

“Capital Accounts” is defined in Section E.1 of Schedule E.

“Capital Call Notice” is defined in Section 5.1.2(a).

“Capital Call Notice Date” is defined in Section 5.1.2(a).

“Capital Contribution” means (a) with respect to the Investor Member, the sum of the Investor Member Initial Capital Contribution, any Additional Capital Contributions and other capital contributions made (or deemed made) by the Investor Member to the Company and (b) with respect to the TPH Member, the sum of the TPH Member Initial Capital Contribution, any Additional Capital Contributions, and other capital contributions made (or deemed made) by the TPH Member to the Company, as each of the foregoing under clause (a) and/or (b) may be adjusted (proportionately or disproportionately), from time to time, in accordance with the terms of this Agreement.

“Capital Contribution Date” is defined in Section 5.1.2(a).

Schedule B - Page 3

“Carveout/EIA Losses” is defined in Section 6.2(a).

“Certificate” is defined in the first whereas clause.

“Change in Control” means (a) any change to the composition or size of the board of directors of the TPH Member, including, without limitation, any removal of the TPH Principal from such board of directors (other than (i) any removal and replacement of a director by the Investor Member or any Affiliate of the Investor Member, (ii) a change to the composition or size of such board of directors due to the retirement, resignation, death or disability of a director and any replacement of such director, and (iii) a change to the size or composition of such board of directors in connection with a Topco Strategic Transaction effectuated in accordance with the terms and provisions of the Stock Purchase Agreement), or (b) any other change to the provisions of the TPH Member’s organizational documents regarding management or control of the TPH Member that adversely effects the rights of the Investor Member or any Affiliate of the Investor Member.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company” is defined in the preamble.

“Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), means, with respect to any Person, possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract.

“Deemed Approval Requirements” means, with respect to any applicable Major Decision for which the TPH Member’s approval is requested under Section 8.1, that (a) the Manager shall have sent the TPH Member a written request for approval with respect to such Major Decision in accordance with the applicable terms and conditions of this Agreement, (b) the TPH Member shall have failed to either approve or deny such request within five (5) Business Days after receipt of the foregoing initial notice, (c) the Manager shall have submitted a second request for approval with respect to such Major Decision in accordance with the applicable terms and conditions of this Agreement and (d) the TPH Member shall have failed to respond to such second notice with a disapproval within five (5) Business Days after receipt of the foregoing second notice.

“Delisting” is defined in the Stock Purchase Agreement.

“Deregistration” is defined in the Stock Purchase Agreement.

“Disproportionate Contribution” is defined in Section 5.1.3.

“D&O Insurance” is defined in Section 11.5.1.

“D&O Insurance Cap” is defined in Section 11.5.5.

“D&O Insurance Reserve Funds” is defined in Section 11.5.4.

“D&O Tail Policy” is defined in Section 11.5.2.

“Effective Date” is defined in the preamble.

Schedule B - Page 4

“Environmental Indemnity” means an environmental indemnity or similar agreement that a Third Party Lender requires a third party execute and deliver in favor of such Third Party Lender in connection with a Third Party Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Finance Broker” is defined in Section 5.1.2(b).

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31 of any calendar year, unless otherwise designated by the Manager.  Notwithstanding the foregoing, the Members hereby acknowledge that (a) the Fiscal Year for 2023 shall commence on the Effective Date and end on December 31, 2023 and (b) the Fiscal Year for the year of dissolution of the Company shall commence on the immediately preceding January 1 and end on the date on which all of the proceeds of liquidation are distributed pursuant to Article IX.

“Funding Member” is defined in Section 5.1.3.

“Governmental List” means (a) the List of Specially Designated Nationals and Blocked Persons promulgated by OFAC from time to time and (b) any other similar list (including, without limitation, any list of Prohibited Persons) promulgated by any governmental authority from time to time.

“Herein” is defined in Section 13.6.

“Hereinafter” is defined in Section 13.6.

“Hereof” is defined in Section 13.6.

“Hereunder” is defined in Section 13.6.

“Initial Capital Contributions” means (a) with respect to a Member, as the context requires, either the Investor Member Initial Capital Contribution or the TPH Member Initial Capital Contribution made by such Member and (b) with respect to all Members, the Investor Member Initial Capital Contribution and the TPH Member Initial Capital Contribution, collectively.

“Inter-Member Loan” is defined in Section 5.1.3.

“Investor Fund Entities” is defined in Section 11.5.5.

“Investor Fund Entities Guaranty” is defined in Section 11.5.5.

“Investor Member” is defined in the preamble.

“Investor Member Affiliate 77 Greenwich Mezz Loan” means the “Loan” as defined in the Investor Member Affiliate 77 Greenwich Mezz Loan Agreement.

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“Investor Member Affiliate 77 Greenwich Mezz Loan Agreement” means that certain Amended and Restated Mezzanine Loan Agreement, dated as of October 22, 2021, by and among TPHGreenwich Subordinate Mezz LLC (“MezzCo”), as borrower, TPHGreenwich Mezz LLC (“MezzCo Additional Pledgor”), as additional pledgor, TPHS Lender II LLC, as lender, and TPHS Lender II LLC, as administrative agent, as amended by that certain First Amendment to Amended and Restated Mezzanine Loan Agreement and Loan Documents, dated as of November 30, 2022, among TPHS Lender II LLC, as lender, TPHS Lender II LLC, as administrative agent, MezzCo, MezzCo Additional Pledgor and the TPH Member, as further amended by that certain Second Amendment to Amended and Restated Mezzanine Loan Agreement and Loan Documents, dated as of the date hereof, among TPHS Lender II LLC, as lender, TPHS Lender II LLC, as administrative agent, MezzCo and the TPH Member, and as the same may be further amended, restated, supplemented or modified from time to time.

“Investor Member Affiliate 77 Greenwich Mezz Loan Documents” means the “Loan Documents” as defined in the Investor Member Affiliate 77 Greenwich Mezz Loan Agreement.

“Investor Member Affiliate Holdco Loan” means the “Loan” as defined in the Investor Member Affiliate Holdco Loan Agreement.

“Investor Member Affiliate Holdco Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of the Effective Date, by and among the Company, as borrower, certain subsidiaries of the Company from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Mount Street (Georgia) LLP, as administrative agent, as amended, restated, supplemented and/or otherwise modified from time to time.

“Investor Member Affiliate Holdco Loan Documents” means the “Loan Documents” as defined in the Investor Member Affiliate Holdco Loan Agreement.

“Investor Member Guaranty Party” means the Investor Member and/or any Affiliate of the Investor Member that executes a Third Party Loan Guaranty.  As of the Effective Date, each of [***] shall constitute an Investor Member Guaranty Party.

“Investor Member Initial Capital Contribution” is defined in Section 5.1.1(a).

“Investor Member Initial Distribution Amount” means, as of any date of determination, the sum of the following amounts: (a) all amounts due under the Investor Member Affiliate Holdco Loan Documents and the Investor Member Affiliate 77 Greenwich Mezz Loan Documents (including, without limitation, all principal at par, interest (accrued and/or payable-in-kind, in each case, before and after the Effective Date, at the non-default rate specified in the Investor Member Affiliate Holdco Loan Documents and the Investor Member Affiliate 77 Greenwich Mezz Loan Documents, as applicable), fees (other than late fees), charges, and protective and additional loan advances, together with interest accrued on such protective and/or additional loan advances at the applicable non-default rate specified in the Investor Member Affiliate Holdco Loan Documents and the Investor Member Affiliate 77 Greenwich Mezz Loan Documents, as applicable, and all reasonable attorneys’ fees of the administrative agent and lenders thereof incurred after the Effective Date); (b) all Additional Company Debt Financing provided by the Investor Member or an Affiliate of the Investor Member (including, without limitation, all principal at par, interest (accrued and/or payable-in-kind, at the non-default rate specified in the applicable loan documents for such Additional Company Debt Financing), fees (other than late fees), charges, and protective and additional loan advances, together with non-default interest accrued on such protective and/or additional loan advances at the non-default rate specified in the applicable loan documents for such Additional Company Debt Financing, and all reasonable attorneys’ fees of the lender under such Additional Company Debt Financing); (c) the

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Investor Member Initial Capital Contribution, plus any mortgage recording taxes paid by the Investor Member or an Affiliate thereof on or about the Effective Date in respect of the 77 Greenwich Mortgage Loan (to the extent any funds escrowed for the payment of such mortgage recording taxes are not returned to the Investor Member or such Affiliate by the applicable escrow agent); and (d) all Additional Capital Contributions (including, without limitation, any Disproportionate Contributions) made by the Investor Member to the extent the TPH Member does not simultaneously make such Additional Capital Contributions (plus, with respect to such Additional Capital Contributions (and any Disproportionate Contributions) (i) related to the 77 Greenwich Property, a rate of return the same as the economics set forth from time to time in the Investor Member Affiliate 77 Greenwich Mezz Loan Documents, and (ii) for any other reason or related to any Asset other than the 77 Greenwich Property, a market rate of return on such Additional Capital Contribution (and any Disproportionate Contributions), as reasonably determined by the Manager in accordance with Section 5.1.2(b)).  The parties acknowledge that Available Cash to repay that portion of the Investor Member Initial Distribution Amount under clauses (c) and (d) of the immediately preceding sentence shall not exist until all amounts described under clauses (a) and (b) of the immediately preceding sentence shall have been repaid in full to the parties entitled to receive such payments, and each of the 77 Greenwich Mortgage Loan, the 237 11th Mortgage Loan and the 237 11th Mezz Loan have all been repaid in full, in each case, in accordance with the terms of the 77 Greenwich Mortgage Loan Documents, the 237 11th Mortgage Loan Documents and the 237 11th Mezz Loan Documents, respectively.  For the avoidance of doubt, nothing herein shall be deemed or construed to constitute a waiver of any default or event of default under the Investor Member Affiliate Holdco Loan or the Investor Member Affiliate 77 Greenwich Mezz Loan, or a waiver of any default interest that may be charged by the applicable lender under the Investor Member Affiliate Holdco Loan Documents or the Investor Member Affiliate 77 Greenwich Mezz Loan Documents.

“Investor Member Legal Counsel” is defined in Section 13.21.

“Investor Member Parent” means [***].

“Legal Counsel” is defined in Section 13.21.

“Liquidating Manager” is defined in Section 9.2(a).

“Major Decisions” is defined in Section 8.1.

“Manager” means, as of the Effective Date, TPHS Investor LLC, a Delaware limited liability company, and subsequent to the date hereof, such entity as is designated to be the Manager by the Investor Member pursuant to the terms of Section 8.14.

“Manager Exculpated Party” is defined in Section 8.11.

“Members” means the Investor Member and the TPH Member, together with any Person who becomes a substituted or additional member of the Company as herein provided, and who is listed as a member of the Company in the books and records of the Company, in such Person’s capacity as a member of the Company.  Each such party is referred to herein as a “Member”.

“Non-Funding Member” is defined in Section 5.1.3.

“Non-Recourse Carveout Guaranty” means a guaranty of so-called “recourse carveout” provisions including, without limitation, fraud, misrepresentation, misappropriation or misapplication of funds, misapplication of rents after default, waste, gross negligence and willful misconduct, that a Third Party

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Lender requires a third party execute and deliver in favor of such Third Party Lender in connection with a Third Party Loan.

“Notice” is defined in Section 13.15.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control, and any successor thereto.

“Original Agreement” is defined in the second whereas clause.

“Outstanding Loan” means any loan obligation of the Company that has not been satisfied, including, without limitation, any loan obligation to any Affiliate of any Member or Manager.  The parties acknowledge that the Third Party Loans, the Investor Member Affiliate 77 Greenwich Mezz Loan and the Investor Member Affiliate Holdco Loan are Outstanding Loans for purposes of this Agreement.

“Paramus Credit Agreement” has the meaning given to such term in the Stock Purchase Agreement.

“Paramus Net Sale Proceeds” means all net proceeds received by the Paramus Property Owner in connection with the Paramus Property Sale (less all reasonable out-of-pocket transaction expenses reasonably approved by the Investor Member and any amounts payable in satisfaction of the Paramus Property Owner’s existing obligations under the Paramus Credit Agreement in accordance with the terms thereof).

“Paramus Property” means the land and improvements located thereon known generally as “330 Route 17 North, Paramus, New Jersey” which are owned by the Paramus Property Owner.

“Paramus Property Owner” means TPH Route 17 LLC, a Delaware limited liability company.

“Paramus Property Sale” has the meaning given to such term in the Stock Purchase Agreement.

“Partial Transferee” is defined in Section 10.2.

“Partnership Representative” is defined in Section 12.4(a).

“Percentage Distribution” means any right of the TPH Member to receive distributions under clause (ii) of Schedule 7.1(a)(ii).

“Percentage Interest” means, with respect to any Member and as of any date of determination, the percentage obtained by dividing (a) the total Capital Contributions made to the Company by such Member by (b) the total Capital Contributions made to the Company by all Members as of such date, as same may be adjusted (proportionately or disproportionately) as of any date pursuant to the terms of this Agreement (it being acknowledged that on the Effective Date, the Percentage Interest of each Member shall be the percentage interest set forth opposite the name of such Member under the heading “Percentage Interest” on Schedule A attached hereto and made a part hereof); provided, however, solely for purposes of calculating Percentage Interests, Withholding Capital Contribution shall not be deemed to be a Capital Contribution.

“Person” means any natural person, partnership, corporation, limited liability company and any other form of business or legal entity.

“Profits and Losses” is defined in Schedule E.

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“Prohibited Person” means any Person who is (a) designated by the United States federal government as a terrorist or as a suspected terrorist, whether on a Governmental List, or otherwise or (b) otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under United States federal or state law from time to time, including, without limitation, under any Anti-Terrorism Law.

“Property” means, collectively, (i) those certain residential condominium units and the retail condominium unit relating to that certain residential condominium building known as 42 Trinity Place Condominium, located at 77 Greenwich Street, in the Borough of Manhattan, County of New York, City and State of New York, and more particularly described on Schedule H-1 attached hereto and made a part hereof (such condominium units together with the related common interests, the “77 Greenwich Property”), and (ii) that certain real property, known as 237 11th Street, located in the Borough of Brooklyn, County of New York, City and State of New York, and more particularly described on Schedule H-2 attached hereto and made a part hereof, together with that certain mixed-use building located thereon containing residential apartment units, retail/commercial space and a parking garage, and other improvements erected thereon (the “237 11th Property”).

“Regulatory Allocations” is defined in Section E.5 of Schedule E.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof).

“Securities Laws” is defined in Section 11.4(a).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of January 5, 2024, by and between the TPH Member, TPHS Lender LLC and the Investor Member, as amended, restated, supplemented and/or otherwise modified from time to time.

“Subsidiary 237 11th Mezz Borrower” means 470 4th Avenue Owner, LLC, a Delaware limited liability company.

“Subsidiary 77 Greenwich Additional Pledgor” means TPHGreenwich Mezz LLC, a Delaware limited liability company.

“Subsidiary 77 Greenwich Mezz Borrower” means TPHGreenwich Subordinate Mezz LLC, a Delaware limited liability company.

“Subsidiary Company Assets” means with respect to each Subsidiary Company, the assets of such Subsidiary Company (including, without limitation, the Property) owned by such Subsidiary Company, and with respect to all the Subsidiary Companies, the assets of all of the Subsidiary Companies.

“Subsidiary Companies” means (a) the Subsidiary Property Owners, (b) the Subsidiary 77 Greenwich Mezz Borrower, (c) the Subsidiary 77 Greenwich Additional Pledgor, (d) the Subsidiary 237 11th Mezz Borrower, (e) the Subsidiary Former Property Owners and (f) any partnership, corporation, limited liability company, or other form of business or legal entity that is, directly or indirectly, formed by the Company from time to time and in which the Company holds a direct or indirect ownership, beneficial, management, or other interest (including, without limitation, a partnership, corporation, limited liability company, or other form of business entity that is formed to act as manager, member, general partner, limited partner, stockholder, or beneficial owner of any other, directly or indirectly, wholly-owned partnership,

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corporation, limited liability company, or other form of business or legal entity); and each of them is from time to time referred to as a “Subsidiary Company”.

“Subsidiary Company Operating Agreements” means, collectively, the limited liability company operating agreement, limited partnership agreement, or any similar agreement or other document or instrument governing the formation, operation, and/or existence of any Subsidiary Company and all amendments, restatements, supplements and/or modifications thereof (the terms and provisions of which, subject to any applicable provisions relating to Major Decisions, in each case, shall be decided in the sole discretion of the Manager).  Each such limited liability company operating agreement, limited partnership agreement, or other document or instrument is referred to herein, from time to time, individually, as a “Subsidiary Company Operating Agreement”.

“Subsidiary Former Property Owners” means, collectively, the entities listed on Schedule J attached hereto under the heading “Former Property Owner”; from time to time, individually, as a “Subsidiary Former Property Owner”.

“Subsidiary Property Owners” means, collectively, the entities listed on Schedule J attached hereto under the heading “Property Owner”; from time to time, individually, as a “Subsidiary Property Owner”.

“Term” is defined in Section 2.2.

“Termination For Cause” means the termination of the TPH Management Agreement with Cause (as defined in the TPH Management Agreement) in accordance with the terms of the TPH Management Agreement.

“Third Party Lender” means (a) a lender making a Third Party Loan to the Company and/or (b) a lender making a Third Party Loan to a Subsidiary Company.  As of the Effective Date, (i) the Third Party Lender with respect to the 77 Greenwich Mortgage Loan is Macquarie PF Inc., (ii) the Third Party Lender with respect to the 237 11th Mortgage Loan is each of Natixis, New York Branch and Blue Foundry Bank, and (iii) the Third Party Lender with respect to the 237 11th Mezz Loan is Lexington 11th Street, LLC.

“Third Party Loan” means (a) a loan made to the Company that is secured by a lien on the Subsidiary Interests or the other assets of the Company or that is senior to other indebtedness of the Company or (b) a loan made to any or all of the Subsidiary Companies that is secured by a lien on the Subsidiary Company Assets of such Subsidiary Company (including, without limitation, a lien on any or all of the Property owned by such Subsidiary Company).  As of the Effective Date, each of the 77 Greenwich Mortgage Loan, the 237 11th Mortgage Loan and the 237 11th Mezz Loan is a Third Party Loan.

“Third Party Loan Guaranty” means a guaranty made in connection with a Third Party Loan in favor of a Third Party Lender, including, without limitation, any Non-Recourse Carveout Guaranty or Environmental Indemnity.  The parties acknowledge that each of the 77 Greenwich Mortgage Loan Guaranty, the 77 Greenwich Mortgage Loan Environmental Indemnity, the 237 11th Mortgage Loan Guaranty and the 237 11th Mezz Loan Guaranty is a Third Party Loan Guaranty for purposes of this Agreement.

“Third Party Property Manager” means a property manager which is not an Affiliate of a Member and which is retained by any Subsidiary Company to act as property manager of a Property.  The parties acknowledge that, as of the Effective Date, (i) FirstService Residential New York, Inc., a New York corporation, is the Third Party Property Manager for the 77 Greenwich Property and (ii) FirstService

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Residential New York, Inc., a New York corporation, is the Third Party Property Manager for the 237 11th Property.

“TopCo Strategic Transaction” is defined in the Stock Purchase Agreement.

“TPH Asset Manager” means TPH Asset Manager LLC, a Delaware limited liability company, as asset manager under the TPH Management Agreement.

“TPH Legal Counsel” is defined in Section 13.21.

“TPH Management Agreement” means the Asset Management Agreement, dated as of the Effective Date, between the TPH Asset Manager, as manager, and the Company, as company, as same may be hereafter amended or modified.

“TPH Member” is defined in the preamble.

“TPH Member Dissolution Event” is defined in Section 11.5.2.

“TPH Member Initial Capital Contribution” is defined in Section 5.1.1(b).

“TPH Other Agreement Obligations” is defined in Section 7.3.

“TPH Principal” means Matthew Messinger, an individual.

“TPH Restricted Party” means (a) the TPH Member, (b) the TPH Asset Manager, (c) any Affiliate of the TPH Member or the TPH Asset Manager, or (d) any entity in which either of the TPH Member or the TPH Asset Manager owns or holds any direct or indirect beneficial or management interest.

“TPH Transaction Broker” is defined in Section 13.17.

“Transfer” is defined in Section 10.1.

“Transferee” is defined in Section 10.3.

“Transferor” is defined in Section 10.3.

“Treasury Regulations” is defined in Schedule E.

“Withholding Capital Contribution” is defined in Section 7.6(b).

“Working Capital Reserve” means a reserve for the working capital and other needs of the Company and/or the Subsidiary Companies as is determined by the Manager in good faith (it being agreed and acknowledged that the Working Capital Reserve may include a reserve for future anticipated liabilities of the Company and/or Subsidiary Companies if so determined by the Manager in good faith).  The parties acknowledge that the Manager has determined that the amount of the initial Working Capital Reserve shall be $0.

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SCHEDULE C

MAJOR DECISIONS

A “Major Decision” means any of the following circumstances or events:

1.

The Company’s or any Subsidiary Company’s entering into of any transaction or agreement with or for the benefit of, or the employment or engagement of, the Investor Member, the Manager, or any Affiliate of the Investor Member or the Manager, other than (A) any such transaction or agreement involving the Investor Member or an Affiliate thereof providing debt and/or equity capital to the Company or any Subsidiary Company in accordance with the terms and provisions of this Agreement or (B) any such transaction or agreement that is on arm’s-length terms;

2.

The Company’s or any Subsidiary Company’s entering into of any amendment or modification of (A) this Agreement, (B) any operating agreement of a Subsidiary Company or (C) any other agreement to which the Company or any Subsidiary Company is a party, in each case, only if such amendment or modification would materially adversely affect the rights or obligations of the TPH Member under this Agreement in a manner that is disproportionate to the Investor Member;

3.

The making of any decision, or the entering into of any agreement by or on behalf of the Company or any Subsidiary Company, with respect to any tax or accounting matters relating to net operating losses that would be materially adverse to the TPH Member but not to the Investor Member; and

4.	The admission of any other member to the Company or any Subsidiary Company, except as permitted by Article X.

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SCHEDULE E

TAX MATTERS

I.Defined Terms:  As used in this Schedule E, the following terms shall have the following meaning (and any capitalized term not defined in this Schedule E shall have the meaning ascribed thereto in the Agreement to which this Schedule E is attached):

“Adjusted Capital Account Deficit” means, with respect to any member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)credit to such Capital Account any amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-(1)(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Book Value” means, with respect to any Asset, such Asset’s adjusted basis as of the relevant date for U.S. federal income tax purposes, except as follows:

(a)The initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset as of the time of such contribution.

(b)The Book Value of the Assets shall be adjusted, at the election of the Investor Member, to equal their respective fair market values as of the following times:

(i)the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution;

(ii)the distribution by the Company to a Member of more than a de minimis amount of any Asset of the Company including cash as consideration for an interest in the Company;

(iii)the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(iv)the grant of an interest in the Company of more than a de minimis amount as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member.

(a)The Book Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such Asset on the date of distribution as determined by the Manager.

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(b)The Book Value of the Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (i) Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and (ii) subparagraph (f) of the definition of “Profits” and “Losses” or Section E.3(g) of this Schedule E; provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (b) to the extent an adjustment pursuant to subparagraph (f) (ii)(b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (b).

(c)If the Book Value of an Asset has been determined or adjusted pursuant to clause (ii)(a), (ii)(b) or (b) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Profits and Losses.

The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deductions allowable for U.S. federal income tax purposes with respect to an Asset for such year or other period, except if the Book Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an Asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant

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to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments (without duplication):

(a)any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)Depreciation for such period shall be taken into account in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss;

(d)gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;

(e)if the Book Value of any Asset is adjusted pursuant to the provisions of clause (b) or (c) of the definition of Book Value, such adjustment shall be treated as Profit or Loss, as the case may be, recognized by the Company;

(f)to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of such Asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section E.3 or Section E.4 of this Schedule E shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section E.3 or Section E.4 of this Schedule E shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Treasury Regulations” means the regulations issued under the Code, in effect as of the Effective Date, as same may be amended, restated, revised or otherwise reissued from time to time.

II.Tax Provisions.

Section E.1.Capital Accounts.  The Company shall maintain capital accounts (“Capital Accounts”) for each Member in accordance with the following provisions:

E.1.1.Positive Adjustments.  Each Member’s Capital Account shall be increased by:

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(a)the amount of its Capital Contributions to the Company, including the Book Value of Capital Contributions of property contributed by a Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to); and

(b)the amount of Profits and items of income or gain allocated to it pursuant to this Agreement, including, without limitation, Section E.2, Section E.3, and Section E.4.

E.1.2.Negative Adjustments.  Each Member’s Capital Account shall be decreased by:

(a)the amount of Losses and items of loss or deduction allocated to it pursuant to this Agreement, including without limitation Section E.2, Section E.3, and Section E.4; and

(b)all amounts of money and the Book Value of property distributed to a Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to) pursuant to Article VII and Article IX.

E.1.3.Additional Adjustments.  Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to the allocation for the Company’s current year to date of gross income, net income, net gains, and net losses under this Agreement.  Loans by any Member to the Company shall not be considered Capital Contributions.  Any Member, including any substitute Member, who shall receive an interest in the Company or whose interest in the Company shall be increased by means of a transfer to him of all or part of the interest of another Member, shall succeed to the Capital Account (or portion thereof) corresponding to the interest in the Company which was transferred.

E.1.4.Compliance with Treasury Regulations.  The foregoing provisions of this Section E.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event the Manager shall determine that, in order to comply with these regulations, it is prudent to modify the manner in which the Capital Accounts are maintained, or the amount of any increases or decreases thereto, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article IX upon the dissolution of the Company.  The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section E.2.Allocations of Profits and Losses.  Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction, or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section E.3 and Section E.4, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Members pursuant to Section 7.1 if the Company were dissolved, its affairs wound up and its Assets sold for cash equal to their Book Value, all Company liabilities

Schedule E - Page 4

were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the Assets securing such Nonrecourse Liability), and the net Assets of the Company were distributed in accordance with Section 7.1 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of Assets.

Section E.3.Special Allocations.  Notwithstanding the provisions of Section E.2, the following special allocations shall be made:

(a)Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Schedule E, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section E.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Schedule E, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount determined in accordance with Treasury Regulation Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section E.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section E.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Schedule E have been tentatively made as if this Section E.3(c) were not in this Agreement.

(d)Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section E.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all

Schedule E - Page 5

other allocations provided for in this Schedule E have been made as if Section E.3(c) and this Section E.3(d) were not in this Agreement.

(e)Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(g)Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Asset, pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)Loss Limitation.  Losses allocated pursuant to Section E.2 thereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section E.2, the limitation set forth in this Section E.3(h) shall be applied on a Member by Member basis and Losses not allocated to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(i)Depreciation Recapture.  If Profits to be allocated pursuant to Section E.2 or items of gross income to be allocated pursuant to Section E.3(a) includes income treated as ordinary income or “unrecaptured section 1250 gain” (as defined in Section 1(h)(6) of the Code) for U.S. federal income tax purposes because it is attributable to the recapture of Depreciation, such Profits or items of gross income shall be allocated to the Members, to the extent possible, in proportion to their prior Depreciation allocations which gave rise to such recapture.

Section E.4.Curative Allocations.  The allocations set forth in Section E.3(a) through Section E.3(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section E.4.  Therefore, notwithstanding any other provision of this Schedule E (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting, allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section E.2 and Section E.3(h)3(i).

Schedule E - Page 6

Section E.5.Other Allocation Rules.

(a)Allocations With Respect to Transferred Interests.  Any Profit or Loss allocable to an interest in the Company which has been transferred during any year shall be allocated among the Persons who were holders of such interest during such year pursuant to any method under the Code or Treasury Regulations agreed upon by the Members.

(b)Excess Non-Recourse Liabilities.  Solely for purposes of allocating “excess nonrecourse liabilities” of the Company among the Members, within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members agree that their respective interests in the Profits of the Company are equal to their respective Percentage Interests, unless otherwise agreed upon by all of the Members.

(c)The allocation and capital account provisions of this Schedule E are intended to comply with Section 514(c)(9)(E) of the Code and Treasury Regulations promulgated pursuant to such section, and shall be interpreted and applied in a manner consistent with such provisions.  No allocation shall be made that would violate Section 514(c)(9)(E) of the Code.

(d)The Members are aware of the income tax consequences of the allocations made by this Schedule E and hereby agree to be bound by the provisions of this Schedule E in reporting their shares of the Company income, gain, loss, and deduction for income tax purposes.

Section E.6.Qualified Liabilities. All liabilities of the Company and the Subsidiary Companies that are treated for federal income tax purposes as contributed to the Company in connection with the issuance of an interest in the Company to the Investor Member shall be treated by the Company and the Members as “qualified liabilities” of the TPH Member within the meaning of Treasury Regulation Section 1.707-5(a)(6).

Section E.7.Tax Allocations.

(a)Except as otherwise provided by this Section E.7, each item of income, gain, loss, deduction and credit of the Company shall be allocated, for U.S. federal, state, and local income and franchise tax purposes, among the Members in accordance with the allocation of such items for Capital Account purposes under this Schedule E.

(b)Each Member’s distributive share of the income, gain, loss, deductions and credit with respect to any Asset which has a Book Value which differs from its adjusted tax basis shall be allocated among the Members in a manner which takes into account such difference in accordance with Section 704(c) of the Code, and the principles thereof, in a manner determined by the Manager.

(c)The tax allocations made pursuant to this Section E.7 are solely for tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items of income, gain, loss, or deduction, or distributions pursuant to any provision under this Agreement.

Schedule E - Page 7

SCHEDULE H-1

DESCRIPTION OF 77 GREENWICH PROPERTY

The Condominium Units (hereinafter referred to as the “Units”) in the building (hereinafter referred to as the “Building”) known as 42 Trinity Place Condominium and by the Street Number 42 Trinity Place and 77 Greenwich Street, New York, NY, Borough of Manhattan, City, County and State of New York, said Units being designated and described as (SEE SCHEDULE A-1) in a Declaration dated as of September 27, 2019 made by TPHGreenwich Owner LLC, pursuant to Article 9-B of the Real Property Law of the State of New York (hereinafter referred to as the “Condominium Act”) establishing a Plan for Condominium Ownership of the Building and the land (hereinafter referred to as the “Land”) upon which the building is situated (which land is more particularly described below), which Declaration was recorded in the City Register’s Office on March 19, 2020 as CRFN 2020000099654, as amended and restated pursuant to the terms of that certain Amended and Restated Declaration of Condominium dated June 9, 2021 and recorded September 20, 2021 as CRFN 2021000370641 (which Declaration and Amendments (if applicable) thereto are hereinafter collectively referred to as the “Declaration”). The Units are also designated as Tax Lots (SEE SCHEDULE A-1) in Block 19 of the County of New York on the Tax Map of the Real Property Assessment Department and on the Floor Plans of the Building, certified by FXCollaborative Architects LLC on August 16, 2021 and filed with the Real Property Assessment Department on August 26, 2021 as Condominium Plan No. 2989 and also filed in the City Register’s Office on March 19, 2020 as Map No. CRFN 2020000099655 as amended by Condominium Plan No. 2989-A and also filed in the City Register’s Office on September 20, 2021 as Map No. CRFN 2021000370642 and on December 3, 2021 as Map No. CRFN 2021000475662.

TOGETHER with an undivided (SEE SCHEDULE A-1) interest in the Common Elements (as such term is defined in the Declaration).

The land area on which the building containing the unit is erected is described as follows:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, being bounded and described as follows:

BEGINNING at a point on the westerly side of Trinity Place, distant 111 feet 2-1/2 inches southerly from the corner formed by the intersection of the southerly side of Rector Street with the westerly side of Trinity Place;

RUNNING THENCE southerly along the westerly side of Trinity Place, 173 feet, 1 inch to land now or late of S. J. Callender;

THENCE westerly along the same, 70 feet 6 inches to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, 175 feet, 4-3/4 inches to a point;

THENCE easterly along a line which forms an exterior angle of 98 degrees 21 minutes 30 seconds with the easterly side of Greenwich Street, 97 feet 1-1/4 inches to the westerly side of Trinity Place the point or place of BEGINNING.

Schedule H-1 - Page 1

(SCHEDULE H-1)

UNIT NO.	TAX LOT NO.	% of RESIDENTIAL COMMON ELEMENTS	% of COMMON ELEMENTS
RET	1002		3.3082
14A	1001	0.7918	0.4683
16A	1008	1.2467	0.7374
19D	1023	0.9932	0.5875
20A	1024	1.2467	0.7374
20C	1026	0.9620	0.5690
20D	1027	0.9932	0.5875
21C	1030	0.9620	0.5690
22C	1034	0.9620	0.5690
22D	1035	0.9932	0.5875
23A	1036	1.2467	0.7374
23D	1039	0.9932	0.5875
24A	1040	1.2467	0.7374
24C	1042	0.9620	0.5690
24D	1043	0.9932	0.5875
25B	1045	0.6100	0.3608
25C	1046	0.9620	0.5690
25D	1047	0.9932	0.5875
26A	1048	1.2467	0.7374
26B	1049	0.6100	0.3608
26C	1050	0.9620	0.5690
27A	1052	1.2467	0.7374
28A	1056	1.4365	0.8497
28C	1058	1.3800	0.8163
30A	1062	1.4365	0.8497
30C	1064	1.3800	0.8163
31A	1065	1.4365	0.8497
32A	1068	1.4365	0.8497
32B	1069	1.0772	0.6372
32C	1070	1.3800	0.8163
33A	1071	1.4365	0.8497
33B	1072	1.0772	0.6372
33C	1073	1.3800	0.8163
34A	1074	1.4365	0.8497
34B	1075	1.0772	0.6372
34C	1076	1.3800	0.8163
35A	1077	1.4365	0.8497
35B	1078	1.0772	0.6372
35C	1079	1.3800	0.8163
36A	1080	1.6495	0.9757
36B	1081	0.9642	0.5703

Schedule H-1 - Page 2

36C	1082	1.3684	0.8094
37A	1083	1.6495	0.9757
37B	1084	0.9642	0.5703
37C	1085	1.3684	0.8094
38A	1086	1.6495	0.9757
38B	1087	0.9642	0.5703
38C	1088	1.3684	0.8094
39A	1089	1.6495	0.9757
39B	1090	0.9642	0.5703
39C	1091	1.3684	0.8094
PHA	1092	2.5753	1.5233

Schedule H-1 - Page 3

SCHEDULE H-2

DESCRIPTION OF 237 11TH PROPERTY

ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Brooklyn, County of Kings, State of New York bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northwesterly side of 4th Avenue and the southeasterly side of 11th Street;

RUNNING THENCE northwesterly along the southeasterly side of 11th Street, 105 feet 9 inches to a point;

THENCE TURNING and running easterly, on a line parallel with 4th Avenue, 120 feet 0 inches to a point;

THENCE TURNING and running southeasterly, on a line parallel with 10th Street, 105 feet 9 inches to the northwesterly side of 4th Avenue;

THENCE TURNING and running southwesterly along the northwesterly side of 4th Avenue, 120 feet 0 inches to the point and place of BEGINNING.

Schedule H-2 - Page 1

SCHEDULE J

SUBSIDIARY PROPERTY OWNERS

Property Owner	Former Property Owner
TPH Greenwich Owner LLC	TPH Merrick LLC
TPH Route 17 LLC	TPH Forest Hill
470 4th Avenue Fee Owner, LLC

Schedule J - Page 1

SCHEDULE 7.1

DISTRIBUTIONS OF AVAILABLE CASH

(i)first, one hundred percent (100%) to the Investor Member, until the Investor Member has received the Investor Member Initial Distribution Amount in full; and

(ii)second, (A) ninety-five percent (95%) to the TPH Member, and (B) five percent (5%) to the Investor Member.

Schedule 7.1 - Page 1

SCHEDULE 11.1(d)

BOARD OF DIRECTORS

Alexander C. Matina

Patrick J. Bartels, Jr.

Jeffrey B. Citrin

Alan Cohen

Matthew Messinger

Joanne M. Minieri

Keith Pattiz

Schedule 11.1(d) - Page 1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

TPHGREENWICH HOLDNGS LLC,

a Delaware limited liability company,

by and among

TPHS INVESTOR LLC,

a Delaware limited liability company,

as a Member and as the initial Manager,

and

TRINITY PLACE HOLDINGS INC.,

a Delaware corporation,

as a Member.

DATED AS OF FEBRUARY 14, 2024.

Page i

Page ii

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